SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.     )

Filed by the registrant ☑
Filed by a party other than the registrant ☐

Check the appropriate box:
☐ Preliminary proxy statement.
☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2).
☑ Definitive proxy statement.
☐ Definitive additional materials.
☐ Soliciting material pursuant to Rule 14a-12.

FRONTIER OIL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

Payment of filing fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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March 21, 2011

To Our Shareholders:
On behalf of the Board of Directors, I cordially invite all shareholders to attend the Annual Meeting of Frontier Oil Corporation to be held on Wednesday, April 27, 2011 at 9:00 a.m. (Houston time) in the offices of Andrews Kurth LLP located at 600 Travis, Suite 4200, Houston, Texas. Proxy materials, which include a Notice of the Meeting, Proxy Statement and proxy card, are enclosed with this letter. The Company’s 2010 Annual Report to shareholders, which is not a part of the proxy materials, is also enclosed and provides additional information regarding the financial results of the Company in 2010.

Even if you plan to attend the meeting, you are requested to sign, date and return the proxy card in the enclosed envelope. If you attend the meeting after having returned the enclosed proxy card, you may revoke your proxy, if you wish, and vote in person. If you would like to attend and your shares are not registered in your own name, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership.

Thank you for your support.

Sincerely,

Michael C. Jennings
Chairman of the Board, President & Chief Executive Officer

10000 Memorial Drive, Suite 600   Houston, Texas 77024-3411   (713) 688-9600   fax (713) 688-0616

10000 Memorial Drive, Suite 600
Houston, Texas 77024-3411

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 27, 2011

To Our Shareholders:

The 2011 Annual Meeting of Shareholders of Frontier Oil Corporation (the “Company”) will be held in the offices of Andrews Kurth LLP located at 600 Travis, Suite 4200, Houston, Texas at 9:00 a.m. (Houston time) on Wednesday, April 27, 2011, for the following purposes:

1.	To elect seven directors (constituting the entire Board of Directors) to serve until the next Annual Meeting of Shareholders or until their respective successors have been elected or appointed.

2.	To ratify the appointment of Deloitte & Touche LLP, independent certified public accountants, as the Company’s auditors for the year ending December 31, 2011.

3.	To provide an advisory and non-binding vote on the compensation of the Company’s named executive officers for fiscal year 2010 as disclosed in the accompanying Proxy Statement.

4.	To provide an advisory and non-binding vote on the frequency of the shareholder vote on executive compensation.

5.	To act upon any and all matters incident to the foregoing and to transact such other business as may properly be brought before the meeting or any postponement or adjournment thereof.

The Board of Directors recommends that you vote FOR each of the first three proposals set forth above and for one year with respect to the fourth proposal. The accompanying Proxy Statement contains information relating to each of such proposals. The holders of record of the Company’s common stock at the close of business on February 28, 2011 are entitled to notice of and to vote at the meeting with respect to all proposals. We urge you to sign and date the enclosed proxy and return it promptly by mail in the enclosed envelope, whether or not you plan to attend the meeting in person. No postage is required if mailed in the United States. If you do attend the meeting in person, you may withdraw your proxy and vote personally on all matters brought before the meeting.

By Order of the Board of Directors,

J. Currie Bechtol
Vice President-General Counsel & Secretary

Houston, Texas
March 21, 2011

Electronic Availability of Proxy Materials:

We are making this Proxy Statement, including the Notice of Annual Meeting and 2010 Annual Report on Form 10-K for the year ended December 31, 2010, available on the following website: http://investor.shareholder.com/fto/annuals.cfm.

FRONTIER OIL CORPORATION

10000 Memorial Drive, Suite 600

Houston, Texas 77024-3411

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXIES

This Proxy Statement is furnished by the Board of Directors of Frontier Oil Corporation (the “Company”) in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held April 27, 2011, and at any postponement or adjournment thereof.  The shares represented by the form of proxy enclosed herewith will be voted in accordance with the specifications noted thereon. If no choice is specified, said shares will be voted in favor of the proposals set forth in the notice attached hereto. The form of proxy also confers discretionary authority with respect to amendments or variations to matters identified in the notice of meeting and any other matters, which may properly come before the meeting. This Proxy Statement and the enclosed proxy form are first being sent to shareholders on or about March 21, 2011.

A shareholder who has given a proxy may revoke it as to any motion on which a vote has not already been taken by signing a proxy bearing a later date or by a written notice delivered to the Secretary of the Company in care of Wells Fargo Bank, N.A., Shareowners Services, 161 N. Concord Exchange, S. St. Paul, MN 55075 (“Wells Fargo”) or at the executive offices of the Company, 10000 Memorial Drive, Suite 600, Houston, Texas 77024-3411, at any time up to the meeting or any postponement or adjournment thereof, or by delivering it to the Chairman of the meeting on such date.

The cost of solicitation of these proxies will be paid by the Company, including reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for reasonable costs incurred in forwarding the proxy material to and soliciting of proxies from the shareholders of record. In addition to such solicitation and the solicitation made hereby, certain directors, officers and employees of the Company may solicit proxies by fax, telephone and personal interview.

VOTING SECURITIES

All shareholders of record as of the close of business on February 28, 2011 are entitled to notice of and to vote at the meeting. On February 28, 2011, the Company had 105,837,068 shares of common stock, without par value (“Common Stock”), outstanding, excluding Common Stock held by the Company.  The Common Stock is the only class of voting securities of the Company. Shareholders are entitled to one vote, exercisable in person or by proxy, for each share of Common Stock held on the record date.

The presence in person or by proxy of the holders of a majority of the issued and outstanding Common Stock, excluding Common Stock held by the Company, is necessary to constitute a quorum at the meeting. In the absence of a quorum at the meeting, the meeting may be postponed or adjourned from time to time without notice, other than announcement at the meeting, until a quorum shall be formed. Abstentions and broker non-votes represented by submitted proxies will be included in the calculation of the number of shares present at the meeting for the purposes of determining a quorum. “Broker non-votes” means shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and either lacks or declines to exercise the authority to vote the shares in its discretion.

Proposal 1 – Directors are elected by a plurality of the votes cast at the meeting, and the seven nominees who receive the most votes will be elected.  Your brokerage firm or other nominee may not vote your shares with respect to Proposal 1 without specific instructions from you as to how to vote with respect to the election of each of the seven nominees for director, because the election of directors is not considered a “routine” matter under the New York Stock Exchange (“NYSE”) rules.  Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of the election of directors.

Proposal 2 – To be approved, this proposal regarding ratification of the appointment of our accountants must receive an affirmative vote of a majority of the total votes cast with respect to this proposal at the meeting.  This means that the votes that our shareholders cast “FOR” this proposal must exceed the votes that our shareholders cast “AGAINST” this proposal at the meeting.  However, your vote will not be binding on the Board or the Company.  Proposal 2 is considered a “routine” matter under the NYSE rules and, therefore, brokerage firms and nominees that are members of the NYSE have the authority under those rules to vote their customers’ unvoted shares on Proposal 2 if their customers have not furnished voting instructions within a specified period of time prior to the meeting.  Accordingly, broker non-votes represented by submitted proxies will be taken into account in determining the outcome of this proposal; abstentions will be counted as a vote against this proposal.

Proposal 3 – To be approved, this proposal regarding the compensation awarded to the Company’s named executive officers (“NEOs”) for the year 2010 must receive an affirmative vote of a majority of the total votes cast with respect to this proposal at the meeting.  This means that the votes that our shareholders cast “FOR” this proposal must exceed the votes that our shareholders cast “AGAINST” this proposal at the meeting.  Because your vote is advisory, it will not be binding on the Board or the Company.  Proposal 3 is considered a “non-routine” matter under the NYSE rules and, therefore, brokerage firms and nominees that are members of the NYSE do not have the authority under those rules to vote their customers’ unvoted shares on Proposal 3 if their customers have not furnished voting instructions within a specified period of time prior to the meeting.  Accordingly, broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of this proposal; abstentions will be counted as a vote against this proposal.

Proposal 4 – A plurality of the votes cast at the meeting will determine how frequently the shareholders advise that a vote be held on executive compensation: every one year, every two years, or every three years.  This means that the frequency (every three, two or one years) that receives the highest number of votes will be deemed to be the choice of the shareholders.  Because your vote is advisory, it will not be binding on the Board or the Company. Proposal 4 is  a “non-routine” matter under the NYSE rules and, therefore, brokerage firms and nominees that are members of the NYSE do not have the authority under those rules to vote their customers’ unvoted shares on Proposal 4 if their customers have not furnished voting instructions within a specified period of time prior to the meeting.  Accordingly, broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of this proposal; abstentions also will not be taken into account in determining the outcome of this proposal.

ANNUAL REPORT

The Company’s 2010 Annual Report on Form 10-K to shareholders, including consolidated financial statements, accompanies this Proxy Statement.  Such annual report does not form any part of the proxy solicitation materials.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of February 28, 2011, the beneficial ownership of the Company’s Common Stock, with respect to each person known by the Company to be the beneficial owner of more than five percent of the Company’s outstanding voting securities, excluding Common Stock held by the Company:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Shares of Common Stock (1)
FMR LLC 82 Devonshire Street Boston, MA 02109	15,858,009(2)	15.0%
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	6,573,420(3)	6.2%

(1)       Represents percentage of 105,837,068 outstanding shares of the Company as of February 28, 2011.

(2)
FMR LLC has filed with the U.S. Securities and Exchange Commission (the “Commission”) a Schedule 13G/A on February 14, 2011.  Based on the filing, Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, MA 02109, a wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 13,886,374 shares of the outstanding Common Stock  as a result of acting as investment adviser to various investment companies (such investment companies collectively, the “Funds”) registered under Section 8 of the Investment Company Act of 1940 (“ICA”).  Edward C. Johnson 3d, as Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, and the Funds each has sole power to dispose of 13,886,374 shares owned by the Funds.  Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ boards of trustees.  Fidelity carries out the voting of the shares under written guidelines established by the Funds’ boards of trustees.

Members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B shares of FMR LLC, representing 49% of the voting power of FMR LLC.  The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of the Series B shares.  Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed under ICA to form a controlling group with respect to FMR LLC.

Strategic Advisers, Inc., 82 Devonshire Street, Boston, MA 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, provides investment advisory services to individuals.  As such, FMR LLC’s beneficial ownership includes 3,365 shares of the outstanding Common Stock beneficially owned through Strategic Advisers, Inc.

FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, is the beneficial owner of 1,968,270 shares of the outstanding Common Stock. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 39% of the total votes which may be cast by all holders of FIL voting stock.  FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act of 1934 (the “Exchange Act”) and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the Exchange Act.  Therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d).

(3)
Blackrock, Inc. has filed with the Commission a Schedule 13G/A on February 2, 2011.  Based on the filing, Blackrock, Inc. has sole dispositive and voting power over all of the shares of Common Stock reported.

COMMON STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of February 28, 2011, the amount of Common Stock beneficially owned by: (i) each director of the Company, (ii) each named executive officer listed on the Summary Compensation Table on page 26 and (iii) all directors and executive officers as a group:

Name	Amount and Nature of Beneficial Ownership		Percentage of Shares of Common Stock (1)
Michael C. Jennings	348,964	(2)	*
Douglas Y. Bech	155,419	(3)	*
Robert J. Kostelnik	0	(4)	*
James H. Lee	80,839	(5)	*
Paul B. Loyd, Jr.	45,140	(6)	*
Franklin Myers	9,630	(7)	*
Michael E. Rose	30,108	(8)	*
Doug S. Aron	124,583	(9)	*
J. Currie Bechtol	171,331	(10)	*
Jon D. Galvin	264,947	(11)	*
Nancy J. Zupan	200,441	(12)	*
James R. Gibbs	609,873	(13)	*
Directors and executive officers as a group (14 persons)	2,171,079		2%
______________________
* Less than 1%

(1)
Represents percentage of outstanding shares plus shares issuable upon exercise of all stock options owned by the individual listed that are currently exercisable or that will become exercisable within 60 days of the date for which beneficial ownership is provided in the table, assuming stock options owned by all other shareholders are not exercised.  As of February 28, 2011, 105,837,068 shares of Common Stock were outstanding and an additional 434,793 option shares were exercisable within 60 days.

(2)
Includes 33,294 shares which Mr. Jennings has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table.  Mr. Jennings has sole voting and sole dispositive power with respect to 178,974 shares and sole voting power for an additional 136,696 shares of restricted stock.

(3)	Mr. Bech has sole voting and sole dispositive power with respect to 155,419 shares.

(4)	Mr. Kostelnik was appointed to the Board on November 17, 2010.

(5)	Mr. Lee has sole voting and sole dispositive power with respect to 80,839 shares

(6)	Mr. Loyd has sole voting and sole dispositive power with respect to 45,140 shares.

(7)	Mr. Myers has sole voting power and sole dispositive power with respect to 9,630 shares.

(8)	Mr. Rose has sole voting power and sole dispositive power with respect to 30,108 shares.

(9)
Includes 9,866 shares which Mr. Aron has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table.  Mr. Aron has sole voting and sole dispositive power with respect to 58,374 shares and sole voting power for an additional 56,343 shares of restricted stock.

(10)
Includes 19,730 shares which Mr. Bechtol has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table.  Mr. Bechtol has sole voting and sole dispositive power with respect to 102,950 shares and sole voting power for an additional 48,651 shares of restricted stock.

(11)
Includes 14,798 shares which Mr. Galvin has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table. Mr. Galvin has sole voting and sole dispositive power with respect to 205,425 shares and sole voting power for an additional 44,724 shares of restricted stock.  Mr. Galvin has pledged 190,013 shares as security for a line of credit.

(12)
Includes 14,798 shares which Ms. Zupan has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table.  Ms. Zupan has sole voting and sole dispositive power with respect to 130,419 shares and sole voting power for an additional 55,224 shares of restricted stock.

(13)
Includes 147,976 shares which Mr. Gibbs has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table.  Mr. Gibbs has sole voting power and sole dispositive power with respect to 461,897 shares.  Mr. Gibbs retired on April 30, 2010.

PROPOSAL 1:
ELECTION OF DIRECTORS

The Board of Directors recommends that you vote FOR each of the nominees named below to be elected to the  Board of Directors, with each director to hold office until the next Annual Meeting of Shareholders or until his successor shall be elected or appointed. The persons whose names are set forth as proxies in the enclosed form of proxy will vote all shares over which they have control “FOR” the election of the Board of Directors’ nominees, unless otherwise directed. Although the Board of Directors of the Company does not contemplate that any of the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed proxies will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.

Nominees

All of the persons listed below are members of the present Board of Directors and have consented in writing to be named in this Proxy Statement and to serve as a director, if elected.

Mr. Michael C. Jennings (45) joined the Company in June 2005 as Executive Vice President and Chief Financial Officer, became President and Chief Executive Officer in January 2009, and became Chairman of the Board in April 2010.  Prior to joining the Company, Mr. Jennings was employed by Cooper Cameron Corporation beginning in May 2000 as Vice President & Treasurer, with responsibilities including managing merger and acquisition activities, the tax and corporate finance areas, liquidity and capitalization and overseeing bank and rating agency relationships.  From November 1998 until May 2000, he was Vice President Finance & Corporate Development of Unimin Corporation, a producer of industrial minerals.  Prior to November 1998, Mr. Jennings was employed by Cooper Cameron Corporation as Director, Acquisitions and Corporate Finance from July 1995 until November 1998.  Mr. Jennings serves on the Board of Directors of ION Geophysical Corporation (NYSE: IO), a technology-focused seismic solutions company.  He was appointed a director of the Company in 2008.

Mr. Douglas Y. Bech (65) has been since August 1997 Chairman and Chief Executive Officer of Raintree Resorts International (“Raintree”), a company engaged in resort development, vacation ownership sales and resort management.  In November 2003, Teton Club LLC, a private resident club in Jackson, Wyoming owned by an affiliate of Raintree and a non-affiliated third party filed for protection under Chapter 11 of the U.S. Bankruptcy Code, and Teton Club LLC was successfully reorganized in August 2004.  From 1994 to 1997, Mr. Bech was a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. of Houston, Texas. From 1993 to 1994, Mr. Bech was a partner in Gardere & Wynne, L.L.P. of Houston, Texas.  From 1970 until 1993, Mr. Bech was associated with and a senior partner of Andrews Kurth LLP of Houston, Texas.  Mr. Bech has been since 2000 and is a member of the Board of Directors of j2 Global Communications Inc. (NASDAQ: JCOM), an internet document communications and messaging company. He was appointed a director of the Company in 1993.

Mr. Robert J. Kostelnik (59) has been since 2008 President and CEO of Cinatra Clean Technologies, Inc., a company engaged in providing a tank cleaning system to refining pipelines and terminals.  From July 2006 until his retirement in 2007, Mr. Kostelnik was the Vice President of Refining for CITGO Petroleum Corporation.  During his 16 years with CITGO, a company engaged in the refining and marketing of petro-chemical products, he held a number of senior positions.  Prior to joining CITGO in 1991, he had been with Shell Oil Company and held a variety of positions.  He was appointed a director of the Company in 2010.

Mr. James H. Lee (62) is Managing General Partner and principal owner of Lee, Hite & Wisda Ltd., an oil and gas consulting and exploration firm, which he founded in 1984. From 1981 to 1984, Mr. Lee was a Principal with the oil and gas advisory firm of Schroder Energy Associates.  He had prior experience in investment management, corporate finance and mergers and acquisitions at Cooper Industries Inc., a manufacturer of consumer and industrial products, and at White, Weld & Co. Incorporated, an investment bank and brokerage firm.  Mr. Lee has been since 1991 and is a member of the Board of Directors of Forest Oil Corporation (NYSE:FST), an oil and gas exploration and production company.  He was appointed a director of the Company in 2000.

Mr. Paul B. Loyd, Jr. (64) has been an independent private investor since 2002.  His investment activities have included being a manager or co-manager of several Texas limited liability companies, all of which are private companies engaged in oil and gas exploration and production or ranching, and Chairman, Vice President & Secretary of Penloyd LLC, an Oklahoma limited liability company in the business of manufacturing and selling commercial fixtures, that in February 2010 filed for protection under Chapter 7 of the U.S. Bankruptcy Code.  Prior to 2002, he served as Chairman of the Board and Chief Executive Officer of R&B Falcon Corporation, the world’s largest offshore drilling company, from December 1997 until its merger in January 2001 with Transocean Sedco Forex.  From April 1991 until December 1997, Mr. Loyd was Chairman of the Board and Chief Executive Officer of Reading & Bates Corporation, and prior to that time he served as Assistant to the president of Atwood Oceanics International, President of Griffin-Alexander Company, and Chief Executive Officer of Chiles-Alexander International, Inc., all of which are companies in the offshore drilling industry.  He has served as a consultant to the Government of Saudi Arabia, and was a founder and principal of Loyd & Associates, Inc., an investment company focusing on the energy industry.  Mr. Loyd is a member of the Board of Directors of Carrizo Oil & Gas, Inc. (NASDAQ: CRZO), a public company engaged in oil and gas exploration and production, and he serves on the Board of Trustees of Southern Methodist University and the Executive Board of the Cox School of Business.  He was appointed a director of the Company in 1994.

Mr. Franklin Myers (58) served as Senior Advisor to Cameron International Corporation, a publicly traded provider of flow equipment products, from April 2008 through March 2009, prior to which, from 2003 through March 2008, he served as the Senior Vice President and Chief Financial Officer.  From 1995 to 2003, he served at various times as Senior Vice President and President of a division within Cooper Cameron Corporation as well as General Counsel and Secretary.  Prior to joining Cooper Cameron Corporation in 1995, Mr. Myers served as Senior Vice President and General Counsel of Baker Hughes Incorporated, and as attorney and partner at the law firm of Fulbright & Jaworski.  Mr. Myers serves on the Board of Directors of ION Geophysical Corporation (NYSE: IO), a technology-focused seismic solutions company, Comfort Systems USA, Inc. (NYSE: FIX), a national heating, ventilation and cooling company, and Seahawk Drilling, Inc. (NASDQ: HAWK), an offshore drilling company.  He was appointed a director of the Company in 2009.

Mr. Michael E. Rose (64) has been involved in private investments since retiring from Anadarko Petroleum Corporation, one of the nation’s largest independent oil and gas companies, in January 2004.  Mr. Rose had been with Anadarko for 24 years prior to his retirement, and from August 2000 until January 2004 he served as Executive Vice President Finance & Chief Financial Officer of Anadarko.  He also served as Senior Vice President Finance & Chief Financial Officer from January 1993 until August 2000 and prior to that time was Vice President Finance & Chief Financial Officer from January 1987 until January 1993.  From May 1981 until January 1987, he was Vice President  & Controller of Anadarko. From 1971 until joining Anadarko as their Chief Accountant in 1978, he held a variety of positions with Atlantic Richfield Company, an integrated oil company now owned by British Petroleum.  He was appointed a director of the Company in 2005.

Structure of the Board of Directors and Its Committees

Director Independence

The Board has determined that, other than Michael C. Jennings, our Chairman of the Board, President and Chief Executive Officer, no relationship, other than as a director, exists between the Company and its non-employee directors, that each of the nominees standing for election at the 2011 Annual Shareholders Meeting is independent within the meaning of NYSE’s director independence standards, including those attached to this proxy as Annex A (“NYSE standards”), and that each of the nominees otherwise has no material relationship with the Company, either directly or as a partner, shareholder or affiliate of an organization that has a relationship with the Company. The Board based its independence determinations upon a review of all the relevant facts and circumstances, including the responses of the directors to questions regarding their employment history, compensation, affiliations and family and other relationships. The Board considers all relevant facts and circumstances in determining the independence of our non-employee directors, including the NYSE standards.  A transaction by Mr. Bech in which he purchased $500,000 of the Company’s publicly traded debt, and a transaction by Mr. Rose in which he purchased $2,000,000 of the Company’s publicly traded debt, both in 2010 and in the open market, were considered by the Board.  The Board determined that neither investment creates a material relationship with the Company, is not precluded by the NYSE standards and does not affect the independence of Mr. Bech or Mr. Rose.

Board Leadership

Our Board is headed by its Chairman, Mr. Jennings, who has been Chairman since April 2010 and has served as President and Chief Executive Officer since January 2009. The Company believes that having the same person as Chairman of the Board and Chief Executive Officer is appropriate, particularly when coupled with the existence of a lead director.  Combining the positions of Chairman and Chief Executive Officer provides the benefit of having the Chief Executive Officer serve as a bridge between management and our Board, thereby assisting both groups in acting with a common purpose.  The combined role of Chairman of the Board and Chief Executive Officer also facilitates centralized leadership in one person so that there is no ambiguity about accountability. We have a lead independent director, Mr. Bech, who presides at executive sessions of the independent directors and functions as a liaison between management and the independent directors.

  The primary risks facing the Company are overseen by the Board and committees thereof and consist of financial risks, operating risks, liquidity risks and environmental/health/safety risks.  The Board generally oversees management of the Company’s operating risks and strategic direction.  The Board regularly reviews the Company’s liquidity and operations and associated risks.  Our financial risks are monitored by the Audit Committee at regular meetings.  This includes reviewing with management the significant financial and accounting risks and how they are reported in the financial statements.  The Audit Committee monitors the work performed by internal audits in such areas as hedging our inventory positions and risk policies that are followed in purchasing crude oil and other feedstocks.  The compensation structure established by the Compensation Committee includes a compensation structure that not only rewards performance and is competitive with the Company’s peer group, but also provides incentives for reducing environmental, health and safety incidents.  The Safety & Environmental Committee regularly reviews reports and information from management about our compliance with environmental laws, worker safety, process safety and health matters and makes reports to the Board to assist in its oversight function.

Committees

The Board of Directors has five standing committees comprised of directors of the Company: audit, compensation, executive, safety & environmental and nominating & corporate governance.

Audit Committee:  The Audit Committee is comprised of three non-employee directors, currently Messrs. Rose, Lee and Myers.  Each of the members of the Audit Committee is independent as defined by NYSE standards and as required by Rule 10A-3 under the Securities and Exchange Act of 1934 (“Exchange Act”), and the Board of Directors of the Company has determined that Mr. Rose is an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K under the federal securities laws.  The Audit Committee’s responsibilities include: (i) retaining, compensating and overseeing the independent public accountants performing the audit services on behalf of the Company, (ii) reviewing the Company’s annual and quarterly financial statements with management and with the independent public accountants, (iii) reviewing the report submitted in connection with the performance of the audit services by the independent public accountants on behalf of the Company, (iv) approving professional services provided by the independent public accountants, (v) reviewing the independence of the independent public accountants, (vi) considering the range of audit and non-audit fees and (vii) reviewing with management the integrity of the Company’s financial reporting process, both internal and external, and the adequacy of the Company’s internal accounting controls.  The Audit Committee met seven times during 2010.

Compensation Committee:  The Compensation Committee is comprised of three non-employee directors, currently Messrs. Bech, Loyd and Rose. The Compensation Committee’s responsibilities include: (i) establishing the Company’s philosophy for executive compensation to ensure it rewards performance, promotes the interests of the Company’s shareholders and is competitive with the Company’s peer group, (ii) reviewing the performance of corporate officers against goals and objectives approved by the Compensation Committee and approving their salaries, salary increases, and bonuses, (iii) approving compensation and benefit plans, including incentive compensation and equity based compensation plans and awards for officers and key employees, (iv) monitoring the benefits under all of the Company employee savings, thrift and retirement plans and (v) adopting a plan for the orderly succession of the officers of the Company.  Each of the members of the Compensation Committee is independent as defined by the NYSE standards. The Compensation Committee met six times during 2010.

Executive Committee:  The Executive Committee is comprised of three members of the Board of Directors, currently consisting of the Chairman of the Board, President and Chief Executive Officer and two non-employee directors, currently Messrs. Loyd, Bech and Jennings.  The Executive Committee’s responsibilities include: (i) being able to act on and exercise all of the powers and authority of the Board, subject to the limitations imposed by Wyoming law and the Company’s bylaws, in connection with those matters which the Board may delegate to the Committee that require expeditious consideration and resolution at times between regular meetings or when the Board cannot be convened in a timely manner for a special meeting and (ii) approving capital expenditures not to exceed $20 million and disposition of Company assets not to exceed $10 million.  The Executive Committee met four times during 2010.

Safety & Environmental Committee:  The Safety & Environmental Committee is comprised of three non-employee directors, currently Messrs. Loyd, Myers and Kostelnik.  The Safety & Environmental Committee’s functions include: (i) reviewing reports and information provided by Company management or consultants regarding material regulatory compliance matters arising out of worker safety, process safety and health issues, (ii) reviewing reports and information provided by Company management or consultants regarding material regulatory compliance matters or legislative developments related to environmental protection concerns and (iii) reporting material issues or compliance concerns included in the reports by management to the Board.  The Safety & Environmental Committee met four times during 2010.

Nominating & Corporate Governance Committee:  The Nominating & Corporate Governance Committee is comprised of three non-employee directors, currently Messrs. Lee, Bech and Myers.  The responsibilities of the committee include: (i) reviewing possible candidates for the Board of Directors and recommending nomination of appropriate candidates to the Board, including those that contribute to the Board’s diversity, (ii) developing and periodically reviewing the Company’s corporate governance guidelines, (iii) evaluating the structure, operation, size and membership of each standing committee of the Board, (iv) recommending for Board approval the members and chairman for each standing committee, (v) overseeing the annual evaluations of the performance of the Board and its standing committees and the effectiveness of the Board, the standing committees and management, (vi) considering questions of independence and possible conflicts of interest of members of the Board and executive officers and (vii) reviewing the Company’s Code of Business Conduct and Ethics and the Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer.  Each of the members of the Nominating & Corporate Governance Committee is independent as defined by the NYSE standards.  The Nominating & Corporate Governance Committee met seven times during 2010.

Meeting Attendance

The Board of Directors met six times in 2010, and each incumbent director of the Company attended 100 percent of the meetings of the Board of Directors held in 2010 while he was a director and committees of the Board while he served on such committee. The non-employee directors of the Board met six times in 2010 without management present.  Beginning in 2007, the directors elected Mr. Bech to serve as presiding director for meetings when the non-employee directors meet without management present.

The Company does not maintain a formal policy regarding the Board’s attendance at annual shareholder meetings. None of the directors attended the 2010 annual meeting of shareholders.

Director Qualifications and Nominations

The Board has concluded that, in light of our business and structure, each of our directors standing for re-election possesses relevant experience, qualifications, attributes and skills and should continue to serve on our Board.  The primary qualifications of these directors are further discussed below.  Mr. Bech’s previous experience as a securities and corporate finance attorney and current experience as the chief executive officer of a company provides him with insight into corporate finance and governance, including matters regarding compensation and retention of management and key employees.   As our CEO, Mr. Jennings is most familiar with our day-to-day operations, and he provides a significant resource for the Board and facilitates communications between management and the Board.  As the most recently elected member to the Board with extensive experience in the refining industry with CITGO and Shell, Mr. Kostelnik provides significant experience and insight into our industry.  Mr. Lee has extensive experience as a consultant and investor in the oil and gas industry and provides significant insights into industry issues.  Mr. Loyd’s experience as chief executive officer of several energy companies provides the board with executive level expertise in corporate finance, the capital markets and governance. Mr. Myers has experience in senior finance and legal positions at publicly traded energy companies and provides the Board significant insight in operations, management and finances.  Mr. Rose has significant financial and investment experience with oil and gas companies and also qualifies as an audit committee financial expert.

The Nominating & Corporate Governance Committee has established procedures for identifying and evaluating nominees.  First, the Committee considers the Board’s needs.  For instance, the Committee may determine that, due to vacancies or current developments, the election of a director with a particular specialty (e.g., in a specific industry or other diversity qualification) would benefit the Board.  The Committee then solicits recommendations from the Chief Executive Officer and other Board members and considers recommendations, if any, made by shareholders, advisors and third-party search firms.  The Committee then evaluates these recommendations and identifies prospective nominees to interview.  Results from the interview process are considered by the Committee, and the Committee then recommends nominees to the full Board, which, upon approval by the Board, recommends the nominees for election by the shareholders.  In connection with the 2011 election of directors, we have not paid any fee to a third party to identify, evaluate or assist in identifying or evaluating such nominees.

We seek a diverse group of candidates for nomination as directors for shareholders to consider and vote upon at the annual meeting.  Qualifications for consideration as a Board nominee may vary according to the particular areas of expertise being sought to complement the existing Board composition.  As reflected in the charter of our Nominating & Corporate Governance Committee, diversity is considered by the committee and the Board of Directors, with diversity consisting of a variety of factors such as background, skills, experience, expertise, gender, race and culture.  Minimum qualifications for directors include:  (i) business and/or professional knowledge and experience applicable to the Company, its business and the goals and perspectives of its shareholders; (ii) being well-regarded in the community, with a long-term, good reputation for the highest ethical standards; (iii) having good common sense and judgment; (iv) having a positive record of accomplishment in present and prior positions; (v) having an excellent reputation for preparation, attendance, participation, interest and initiative on other boards on which he or she may serve; and (vi) having the time, energy, interest and willingness to become involved in the Company and its future. Each year our Board of Directors and each committee participates in a self-assessment or self-evaluation of the effectiveness of the Board and its committees as a group.  These evaluations assess the diversity of talents, expertise and occupational and personal backgrounds of the directors.

The Nominating & Corporate Governance Committee will consider nominees recommended by shareholders in the same manner as all other candidates.  Pursuant to our bylaws, nominations for candidates for election to the Board of Directors may be made by any shareholder entitled to vote at a meeting of shareholders called for the election of directors.  Nominations made by a shareholder must be made by giving notice in writing to the Secretary of the Company before the later to occur of (i) 60 days prior to the date of the meeting of shareholders called for the election of directors or (ii) ten days after the Board first publishes the date of such meeting.  The notice shall include all information concerning each nominee as would be required to be included in a proxy statement soliciting proxies for the election of such nominee under the Exchange Act and such other information required by our bylaws.  The notice shall also include a signed consent of each nominee to hold office until the next Annual Meeting of Shareholders or until his successor shall be elected or appointed.

Director Compensation

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on its Board of Directors.  In setting non-employee director compensation, the Company considers the significant amount of time that directors spend fulfilling their duties to the Company, as well as the skill level required of members of the Company’s Board.  The non-employee directors have stock ownership guidelines similar to the executive officers.  Within three years after joining the Board, each non-employee director is expected to own shares of the Company’s common stock with an aggregate value of at least five times the annual cash retainer.

The following table provides compensation information for the one-year period ended December 31, 2010 for each of the Company’s non-employee directors:

Name	Fees Earned or Paid in Cash ($)(1)	Grant Date Fair Value of Stock Awards and Options Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Mr. Bech	$116,500	$125,094	$51,887	$0	$293,481
Mr. Kostelnik (5)	$12,667	$0	$0	$0	$12,667
Mr. Lee	$94,500	$125,094	$0	$0	$219,594
Mr. Loyd	$90,667	$125,094	$0	$1,650	$217,411
Mr. Myers	$83,000	$125,094	$4,536	$0	$212,630
Mr. Rose	$92,000	$125,094	$0	$0	$217,094
Mr. Buck (6)	$25,667	$134,627	$0	$0	$160,294
Mr. Dossey (6)	$29,000	$125,094	$0	$0	$154,094

(1)
During 2010, the lead director (Mr. Bech) commenced receiving in May an annual cash retainer of $80,000 and all other directors received an annual cash retainer of $50,000, plus a cash payment of $1,500 per meeting attended.  The Chair of the Nominating & Corporate Governance Committee (Mr. Lee) received a stipend of $10,000.  The Chair of the Safety & Environmental Committee (Mr. Loyd for 8 months) received a stipend of $6,667.  The Chair of the Audit Committee (Mr. Rose) and the Chair of the Compensation Committee (Mr. Bech) each received a stipend of $15,000.  The Chair of the Executive Committee (Mr. Loyd for 8 months) received a stipend of $7,500.

(2)           The grant date fair value is computed in accordance with Financial Accounting Standards Codification Topic 718, Compensation, Stock Compensation (ASC 718).  There were no stock option expenses for the directors during 2010.  As part of the 2010 compensation package, each director received a restricted stock unit award equivalent to 9,630 shares of Common Stock and having a grant date fair value of approximately $125,094.  Mr. Buck was issued 9,630 shares of Common Stock, and Mr. Dossey’s restricted stock units vested on April 27, 2010.  The other directors’ restricted stock units vested in aggregate on December 31, 2010.  Please see Note 10 to Notes to Consolidated Financial Statements included in the Company’s 2010 Annual Report filed on Form 10-K for the valuation assumptions used in accordance with ASC 718.

(3)
The Company does not provide a defined benefit pension plan for its directors.  Messrs. Bech and Myers participate in the Company’s Deferred Compensation Plan.  The earnings on their deferred compensation balances exceeded 120% of the applicable long-term federal rate (4.94%) and therefore are reflected as compensation.  As with all participants in the Company’s Deferred Compensation Plan, there is no subsidy provided by the Company nor is there any guarantee of investment earnings on deferred compensation balances.

(4)	Tax gross-up for aircraft use.

(5)	Mr. Kostelnik was elected to the Board of Directors on November 17, 2010.

(6)	Messrs. Buck and Dossey retired from the Board of Directors on April 27, 2010.

The Company’s non-employee directors were compensated in 2010 pursuant only to the standard compensation arrangements described above.  Mr. Dossey received $45,000 of compensation for consulting work performed in 2010 after his retirement.  No other non-employee director received compensation from the Company under a special compensation arrangement.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF AUDITORS

The Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 2011.  This firm has served in such capacity since March 2002 and is familiar with the Company’s business and procedures.  If the selection of the independent registered public accounting firm is not ratified by the shareholders, the Audit Committee will review its future selection of an independent registered public accounting firm.

Deloitte & Touche LLP has advised the Company that its representatives will be available for the 2011 Annual Shareholders Meeting to discuss results for the year ended December 31, 2010 and to make a statement if they desire to do so and to respond to appropriate questions.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

February 22, 2011

To the Board of Directors of Frontier Oil Corporation:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2010.

We have discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1),  AU Section 380 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and Rule 2-07 of SEC Regulation S-X.

We have received and reviewed the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Members of the Audit Committee
Michael E. Rose, Chairman
James H. Lee
Franklin Myers

Audit Fees

The following table sets forth the fees billed to the Company from its principal independent auditor, Deloitte & Touche LLP, for professional services rendered for the fiscal years ended December 31, 2010 and 2009:

Fee Category	Fiscal 2010	Fiscal 2009
Audit Fees	$1,099,900	$984,200
Audit-Related Fees	63,472	61,828
Tax Fees	207,112	305,577
All Other Fees	-	–
Total	$1,370,484	$1,351,605

Audit Fees for the fiscal years ended December 31, 2010 and 2009 were for professional services rendered for the audits of the consolidated financial statements of the Company, quarterly reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, attestation of management’s assessment of internal control, as required by Sarbanes-Oxley Act, Section 404, consents, comfort letters and other services related to SEC matters.

Audit-Related Fees for the fiscal years ended December 31, 2010 and 2009 were for assurance and related services associated with employee benefit plan audits.

Tax Fees for the fiscal years ended December 31, 2010 and 2009 were for services related to tax compliance and tax consultation.

All Other Fees for the fiscal years ended December 31, 2010 and 2009 were zero.

Pre-Approval Policy

All of the services performed by the independent auditor in 2010 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee.  This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform.  The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) expected to be performed by the independent auditor in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.

Services provided by the independent auditor during 2010 that were included in the Service List were pre-approved following the policies and procedures of the Audit Committee.

Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted.  Normally, pre-approval is provided at regularly scheduled meetings, but the Chairman of the Audit Committee has authority to grant pre-approval as necessary.  The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List.  Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from the independent auditor when time is of the essence.

On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.

EXECUTIVE AND OTHER OFFICERS

Set forth below are the executive officers and other officers of the Company as of February 28, 2011 along with their ages as of February 28, 2011 and office held by each officer.

Mr. Michael C. Jennings (45) is Chairman of the Board, President and Chief Executive Officer.  Information about Mr. Jennings is included on page 5 with the information on nominees for the Board.

Mr. Douglas S. Aron (37) was named Executive Vice President and Chief Financial Officer as of January 1, 2009.  Prior to this appointment, he had been Vice President-Corporate Finance of the Company since May 2005 and Director-Investor Relations since March 2001.  Prior to joining the Company, Mr. Aron was a lending officer for Amegy Bank.

Mr. J. Currie Bechtol (69) has been Vice President-General Counsel of the Company since January 1998 and became Secretary of the Company in August 2000.  Prior to joining the Company, Mr. Bechtol was in private legal practice for 28 years, most recently with Hutcheson & Grundy L.L.P. from 1984 until joining the Company.

Mr. Jon D. Galvin (56) has been a Vice President of the Company since July 2000.  He served as Vice President-Crude Oil Supply of certain of the Company’s refining subsidiaries from July 2000 until May 2003, Vice President-Controller of the Company from September 1997 until July 2000 and Chief Financial Officer of the Company’s refining subsidiaries from February 1992 until July 2000.

Mr. Gerald B. Faudel (61) has been Vice President-Government Relations and Environmental Affairs of the Company since February 2000.  Mr. Faudel had previously been Vice President-Safety and Environmental Affairs and had served in similar capacities since November 1993.  From October 1991 through November 1993, Mr. Faudel was Director of Safety, Environmental and External Affairs of the refining subsidiaries of the Company.  Mr. Faudel was employed by the Company from October 1989 through October 1991 as Director of Safety, Environmental and External Affairs.  Prior to October 1989, Mr. Faudel was employed with Tosco Corporation’s Avon Refinery as Manager of Hazardous Waste and Wastewater Program.

Ms. Nancy J. Zupan (56) is Vice President and Chief Accounting Officer of the Company.  Prior to her appointment to this position on January 1, 2009, Ms. Zupan had been Vice President-Controller of the Company since 2001.  Since 1991, when the Company acquired the Cheyenne Refinery, she has been Controller for the Company’s subsidiaries. She held the same position for the prior owners of the Cheyenne Refinery from 1987 until the acquisition.  Prior to 1986, Ms. Zupan was employed by Husky Oil Company, an integrated oil company.

Mr. Leo J. Hoonakker (63) was appointed Vice President-Treasurer of the Company in August 2008.  Prior to his appointment to this position, Mr. Hoonakker had been Treasurer of the Company since July 2005.  Since 2001, he has been Vice President-Treasurer for the Company’s subsidiaries and his positions prior to then were Treasurer, Assistant Treasurer and Credit Manager.  He has been with the Company since 1990.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of the Board of Directors (referred to as the “Committee”) is responsible for establishing, implementing and regularly monitoring adherence with the Company’s compensation philosophy and has recommended to the Board that the following Compensation Discussion and Analysis (“CD&A”) be included in this Proxy Statement. To improve the reader's understanding, we provide the following descriptions for terms that are used extensively throughout the CD&A:

Annual Incentives - An arrangement under the Omnibus Incentive Compensation Plan (“OICP”) whereby a group of management employees can receive annual incentive compensation based on annual performance results.  The annual incentives are a performance award administered under the OICP.  These annual bonus payments are made in cash and/or stock subject to Committee discretion.

Committee - The Compensation Committee oversees administration of the Company’s executive compensation program under its charter, which is published on the Company’s website.

Compensation Consultant – Pearl Meyer & Partners (“PM&P”), the compensation consultant, has been engaged directly by the Committee for the purpose of advising the Committee on the design of the Company’s executive compensation program and advising the Committee in setting 2010 compensation levels.  The Committee relies on the analysis and advice of the compensation consultant, as well as on its own judgment in establishing compensation.  PM&P did not perform other work for the Company or for management during 2010.

Frontier, Frontier Oil, We, Us, and the Company - Frontier Oil Corporation.

Long-Term Incentives - An arrangement under which certain management employees are eligible for equity awards.  Like the annual incentives, the long-term incentives are administered under the OICP and can take the form of Stock Units, Restricted Stock, Stock Appreciation Rights (SARs), Bonus Shares, Dividend Equivalent Rights, Options or Other Stock-Based Awards as defined in the OICP.

Named Executive Officers (“NEOs”) - A group of six of the most senior officers of the Company for whom compensation information is being provided in the CD&A.

Omnibus Incentive Compensation Plan (“OICP”) - Frontier’s incentive compensation plan that was first approved by the Company’s shareholders on April 26, 2006, with the first amendment approved by the Company’s shareholders on April 28, 2010.

Performance Stock Units - Stock units granted to employees under the OICP as a component of long-term incentives.  These awards are structured to include a variable payout, whereby achievement of stated goals at target level will produce a target level award.  Maximum achievement (or higher) produces 125% of the target level award, and minimum, or threshold level, performance produces 75% of the target award.  Performance at less than the threshold level produces no award.

Peer Group - A group of 14 other energy companies used by PM&P as a primary benchmarking tool to analyze competitive market compensation practices in terms of types and amounts of compensation paid.  Companies within the peer group are all in the energy industry and are either direct business competitors, capital market competitors or labor market competitors of Frontier.  All of these companies have similarities to Frontier in terms of size, relative capital intensity, industry sector and/or staffing and compensation models.  Frontier is in the 2nd quartile for size among the peer group companies as determined by revenues and market capitalization.  At the time the 2010 competitive analysis was conducted (in November 2009), Frontier’s annual revenues were $5.2 billion, which ranked tenth among the peer group, and Frontier’s market capitalization was $1.5 billion, which ranked ninth among the peer group.  The range of total revenues for the peer group companies as reflected in the compensation consultant’s November 2009 report was $2.8 billion to $36.4 billion; the range of market capitalizations was $0.3 billion to $11.0 billion. PM&P also utilized regression analysis to normalize the size of the peer group in terms of revenue to match that of Frontier.  The Company uses peer group compensation statistics in the aggregate (typically, ranked according to percentiles) for comparison against Frontier’s compensation programs.  Therefore, individual peer companies are not material to our overall evaluation or the peer group data.  Companies included in the peer group used to establish 2010 compensation were as follows: Ashland Inc., Cameron International Corporation, Chicago Bridge & Iron Company N.V., Crosstex Energy, Inc., CVR Energy, Inc., El Paso Corporation,  FMC Technologies, Inc., Holly Corporation, Murphy Oil Corporation, Sunoco, Inc., Tesoro Corporation, Western Refining, Inc., The Williams Companies, Inc. and World Fuel Services

Corporation.  The peer group is distinct from the “refining peer group,” which is used by the Committee to determine Frontier’s relative performance for specific incentive awards.

Refining Peer Group – A group of six independent refining companies used by the Committee to determine Frontier’s relative performance for specific incentive awards.  Companies included in the refining peer group were:  Sunoco, Inc., Tesoro Corporation, Valero Energy Corporation, Holly Corporation, Western Refining, Inc., and Alon USA Energy, Inc.  This group is distinct from the compensation peer group and is used specifically for comparing Frontier’s financial performance with direct competitors in the independent refining sector.

Restricted Stock and Restricted Stock Unit - An equity-based compensation award that entitles the recipient to receive a share of the Company’s Common Stock at a specified future date, typically with time-based vesting.

Named Executive Officers

This CD&A provides information on the Company’s overall executive compensation program, and provides specific compensation information and analysis of compensation paid to the NEOs, who held the following titles in 2010:

Mike Jennings	Chairman, President and Chief Executive Officer
Doug Aron	Executive Vice President and Chief Financial Officer
Currie Bechtol	Vice President - General Counsel
Nancy Zupan	Vice President and Chief Accounting Officer
Jon Galvin	Vice President
Jim Gibbs	Chairman, retired

Mr. Gibbs retired as executive Chairman on April 30, 2010.  He did not participate in our 2010 annual and long-term incentive programs described herein and Mr. Gibbs is therefore not included in the NEO tables on pages 20 through 24.

Company’s Compensation Philosophy

Frontier’s executive compensation program is structured to support the Company’s business objectives and enhance shareholder returns by:

•	setting compensation at amounts that will attract and retain key executives and are reasonable overall in relation to competitive practices reflected in the peer group;
•	providing incentive compensation that varies directly with both Company performance and individual contribution to that performance; and
•	linking compensation awards to performance targets that are reasonably related to short-term results and to long-term growth in shareholder value.

Development of the Company’s Executive Compensation Program

The Company’s executive compensation program has been developed based on the Company’s compensation philosophy with assistance from the compensation consultant.  The Company’s executive compensation program includes three primary forms of compensation: base salaries, annual incentives and long-term incentives.  These three forms of compensation combine to provide executives with:

•	income stability through base salaries;
•	near-term annual cash incentives to maximize performance compared to financial and/or operating targets aligned with income generation and share value creation; and
•	longer-term equity incentives to increase the Company’s share price, build ownership and encourage employment retention.

The Company administers the executive compensation program for both annual incentive awards and long-term incentive awards under the omnibus shareholder-approved OICP.  One of the principal reasons for establishing the OICP was to allow for deductibility of some elements of executive compensation in accordance with the United States Internal Revenue Code, Section 162(m).  This section of tax law addresses executive compensation and limits the Company from deducting compensation paid to certain executives in excess of $1 million per year unless certain conditions are met.  The Compensation Committee considers the anticipated tax treatment of the Company’s executive compensation when making incentive awards.

Objectives of the Company’s Compensation Program

The objectives of Frontier’s executive compensation program is to establish salaries, short-term and long-term incentive compensation programs, and employee benefits that attract and retain key executives and link a significant portion of executives’ compensation to achievement of specific performance targets. The Company believes that success in achieving the established targets is integral to the primary goal of producing strong returns for our shareholders.

Frontier is an extremely capital-intensive business, having approximately 811 total employees responsible for generating 2010 revenues of approximately $5.9 billion from a total asset base of $2.2 billion.  Responsibilities for developing and executing the strategies necessary to build shareholder wealth are concentrated in a small group of executives.

The market for experienced and capable managers in the energy industry (broadly) and the refining and marketing sector (specifically) is highly competitive due in part to the complexity of the business and historical volatility within our industry that has resulted in an attrition of management talent.  The Company’s compensation program and levels of compensation are developed and monitored so that our compensation policies and practices support retention of experienced executives and execution of the Company’s key business strategies through volatile and cyclical market conditions.

Total compensation is generally targeted toward the competitive median, but may be higher or lower in terms of the actual compensation paid depending on the Company’s performance versus goals established for the annual incentive and long-term incentive programs.  A key part of our compensation strategy is to introduce meaningful risk and leverage into executive compensation by making it performance-based (specifically, through the annual incentives and long-term incentives).  The Company’s long-term incentive awards also enhance employee retention due to the staged vesting of these awards.

2010 Compensation Decisions

The following compensation actions were taken in 2010:

Base Salaries:  No base salary increases in 2010 for manager-level employees, including NEOs because of the Company’s 2009 performance and challenging industry conditions.  In November 2010, the Committee approved a $5,000 one-time bonus payment to all manager-level employees covered by the base salary freeze, except the CEO who did not receive this payment.  The $5,000 was paid because of the Company’s improved 2010 financial performance and in recognition of the foregone salary increase.

Annual Incentives:  The performance measures used for 2010 were as follows:

•	Net income relative to target
•	Return on capital employed relative to refining peer group (an equally-weighted index consisting of the refining peer group)
•	Meeting process safety goals and actual process safety performance

In prior years the Company’s net income performance measure compared net income to plan.  Our 2010 plan, finalized at the beginning of 2010, reflected a net loss based on market conditions existing at that time.  A net loss target was not an acceptable performance measure.  Instead, an incentive plan target of $10 million of net income was established by the Committee.

Long-Term Incentives:  The performance measures used for 2010 were as follows:

•	Return on capital employed relative to the refining peer group (an equally-weighted index consisting of the refining peer group)
•	Three-year total shareholder return relative to the refining peer group

In 2010, the Committee eliminated the net income performance measure that was used as a component of long-term incentive awards in 2009.  The Committee determined long-term incentives should be based upon performance measures tied to the refining peer group or stock performance.

The Company maintained its practice of granting performance stock units and restricted stock for its long-term incentive awards in 2010.  The restricted stock grants were to supplement the performance stock units and provide balance between full value shares versus those requiring a performance condition.  Our long-term incentive program has evolved over the last five years from relying solely on granting stock options to granting performance stock units and restricted stock.  In the past, stock options were an attractive compensation tool because the recipient earned value only when the Company’s share price appreciated.  The option vesting requirements also helped retain employees and improved continuity of management.  Upon adopting Financial Accounting Standards Board Accounting Standard Codification Topic 718-Stock Compensation (FASB ASC 718) (the accounting standard known formerly as FAS 123R), the Company re-evaluated its long-term incentive alternatives and concluded that issuing only stock options would inflate compensation expense in comparison to the value perceived by option recipients.

Accordingly, the Company now issues performance stock units and restricted stock for employees and restricted stock units for directors.  The performance stock units represent shares that must be further “earned” by achieving performance goals set at the time of the initial award.  If earned, the performance stock units subsequently vest over a prescribed period of time, with full vesting occurring approximately 3.25 years after grant date for the performance stock units granted in February 2010.

Compensation Program Components

The following discussion addresses the components of compensation used by Frontier to compensate its executives.

Base Salaries

Base salaries are largely determined through analysis of similar positions within the peer group and published compensation surveys developed by the compensation consultant and reviewed by the Committee for use in compensation benchmarking.  The general and energy industry surveys used by the compensation consultant match benchmark survey positions with those within Frontier based upon job function and scope.  The Committee establishes base salaries within a competitive range after review of market compensation data.  Additional factors contributing to the determination of an executive’s base salary level include his/her position and responsibilities within the Company, relevant business experience, skills and tenure at Frontier.

For 2010, NEOs received no increase in base salaries.  Based upon the market review conducted by our compensation consultant, Frontier’s base salaries are currently set at levels ranging from approximately the 15th to the 40th percentiles of comparable positions within the market.  While the Company is not in alignment with its general objective of paying base salaries at approximately the market median level, the Committee did not feel that significant adjustments were appropriate due to the overall condition of the U.S. economy, the Company’s 2009 financial performance and a conservative outlook for 2010.

While the market data presented to the Committee provides a meaningful look at competitive pay levels to our NEOs, we also realize the importance of considering each NEOs experience in a position, specialized skill and ability; therefore, the Committee reserves the right to exercise subjective business judgment and discretion when setting base salaries.

Annual Incentives

The Company’s officers and other key managerial employees are eligible for annual incentives that provide payments following attainment of annual performance criteria approved at the beginning of each year by the Committee.  The performance measures were selected to incentivize income generation, share value creation through comparison to the refining peer group and safe operation of our Cheyenne and El Dorado refineries.  If the performance target(s) are reached, participating employees are paid an amount based on a specified percentage of the executive’s base salary as of the first day of January of the bonus plan year. Under the OICP, the Committee can exercise discretion to reduce an individual’s incentive award subjectively during or after the performance period but does not have discretion to increase the payout other than due to promotion.

The percentage of the individual’s salary specified as a target incentive level is developed with the assistance of the compensation consultant and approved by the Committee based on an assessment of individual responsibility, ability to affect Company results and review of peer group and survey bonus awards for similar positions.

For the year 2010, the Committee used three performance measures to determine annual incentive achievements.  These performance targets, along with the Company’s actual results and resulting payouts for each measure are reflected in the following table:

Target	Description	Percentage Allocation	Performance Levels: a) Threshold b) Target c) Maximum	Actual Performance	Payout

Net Income vs. Target	Comparison of actual consolidated net income with targeted net income	25%	a) $1 million b) $10 million c) $25 million	$37.8 million	200%
ROCE (1) vs. Peers	Company’s 2010 ROCE compared to the simple average ROCE of the refining peer group (2)	50%	a) 80% b) 105% c) 130%	170%	200%
Process Safety Management (3)	Meeting process safety goals and actual process safety incident rate further subject to Committee’s subjective assessment of Company’s performance in process safety management	25%	Average Process Safety incident rates achieved at both refineries a) .50 Process Safety incident rate per year b) .33 Process Safety incident rate per year c) .17 Process Safety incident rate per year	Cheyenne - .25 Process Safety incident rate El Dorado – .00 Process Safety incident rate	125%(4)
Total		100%			181.25%

(1)	ROCE, or Return on Capital Employed, is defined as EBITDA divided by the sum of the annual average shareholders’ equity plus the annual average net debt.

(2)	An equally-weighted index consisting of the refining peer group. Achievement of targets, as determined by the Committee, are based upon the results of all six companies in the refining peer group.

(3)
A process safety incident is a release of certain highly hazardous chemicals as defined by OSHA and accompanied emergency response, injury and fire.  The process safety incident rate is a risk ranking of the incident(s), with a ranking of “1” being a release up to a ranking of “4” being a release accompanied by an emergency response, injury and fire.  Each refinery calculates an annualized rate by adding all risk ranked process safety incidents for the year and dividing the total by 12.  The Committee has the discretion to adjust the ultimate payment of any bonuses dependent upon the Committee’s evaluation of the incident severity and cause.

(4)
Based on the economic cost of the July 2010 Cheyenne crude unit process safety incident, the Committee adjusted the Cheyenne component of the process safety management bonus downward from 150% of target (as calculated) to the minimum bonus level of 50% of target.  When averaged with the El Dorado refinery’s 200% attainment on this measure, the result is 125% attainment.

Each NEO has an annual incentive target designated as a percentage of his or her salary.  This target percentage is multiplied by the salary level and further multiplied by actual achievement and percentage allocation (per the table above) to determine the amount payable on the particular performance measure.  The sum of the amounts for the three measures equals the individual’s total annual incentive award.  For 2010 annual incentives, all amounts are payable in cash.

Under the 2010 annual incentive bonus plan, performance in excess of target can produce bonus payments up to a maximum payment of 200% of the target award (when achievement is at or above the maximum stipulated amount) or as low as zero if actual achievement is below the threshold level.  The Company exceeded its profit target in 2010, generated a Return on Capital Employed at maximum performance as compared to the refining peer group average and achieved its Process Safety Management objectives at 125% of target.  As a result and as shown in the preceding table, we will pay 2010 aggregate annual incentives to the NEOs at 181.25% of the target level.

Long-Term Incentives

Equity grants are the Company’s primary form of long-term incentives.  The 45 employees included in this program are those who, due to their position and responsibilities, are expected to have a meaningful incremental impact on the Company’s financial performance.

For its 2010 awards, which were granted in the form of 60% performance stock units and 40% restricted stock, the Committee established a company-wide long-term incentive pool with targeted overall awards having a grant date present value of approximately 1% of the Company’s market capitalization.

In order to assess the competitive level of the awards generated under our long-term incentive pool, the Committee reviewed an analysis of individual grant date present values for long-term awards made for comparable positions.  Based on the analysis, the value of grants provided to our NEOs in 2010 ranged from the 25th to the 50th percentiles when compared to aggregated market statistics for comparable positions, compared with the 30th to 50th percentile in the prior year.

As a final measure of competitive level, the Committee evaluated the percentage of all long-term incentive grants made to any one officer (particularly the CEO and the four other most highly-paid officers).  This information was evaluated against peer group figures to assess the concentration of grants among the most highly-compensated executives and showed that our awards are generally in line with the competitive market.

Ultimately, the long-term incentives are not granted according to a strict formula but are developed through a subjective process by which the Committee considers the executive’s position, responsibilities, skills, aggregate peer group practices for similar positions, the proportion of overall grants being received by that executive and the overall limit imposed by the Committee’s share value transfer objective.

The restricted stock granted in 2010 has a three-year vesting provision: 25% after one year, 25% after the second year and the final 50% after the third year.  This vesting schedule is designed to enhance employee retention benefits over the three-year vesting period.  The performance stock units granted in 2010 are earned based on the achievement of performance goals approved by the Committee, whereby threshold or minimum level performance would generate a 75% payout, target performance would generate a 100% payout and maximum performance would generate a 125% payout.  Performance below the threshold level would result in no stock being issued to the executives.  The performance measures were selected to reflect/align with share value.

          The 2010 performance measures, the Company’s performance against those measures, and the payout for each measure are reflected in the following table:

Target	Description	Allocation	Performance Levels: a) Threshold b) Target c) Maximum	Actual Performance	Payout
ROCE (1) vs. Peers	Company’s 2010 ROCE compared to average 2010 ROCE of refining peer group (2)	50%	a) 80% b) 105% c) 130%	170%	125%
Total Relative Shareholder Return	A comparison of the Company’s three-year total shareholder return (“TSR”) with the average three-year TSR generated by the refining peer group (2)(3)	50%	a) 80% b) 105% c) 130%	[TBD]	[TBD]
Total		100%

(1)  ROCE, or Return on Capital Employed, is defined as EBITDA divided by the sum of the annual average shareholders’ equity plus the annual average net debt.

(2)	An equally-weighted index consisting of the refining peer group. Achievement of targets, as determined by the Committee, are based upon the results of all six companies in the refining peer group.

(3)	The actual performance-based payout will be determined following the three-year performance period, which ends December 31, 2012.

        Restricted stock will be issued in 2011 with respect to the shares earned based on the ROCE vs. Peers performance measures.  These restricted shares will vest one-third on June 30, 2011, one-third on June 30, 2012 and one-third on June 30, 2013.  Should termination of employment occur because of death, disability or retirement, the restricted stock outstanding becomes 100% vested.  Retirement means the termination of employment other than cause after the 55th birthday and with the consent of the Committee.  Otherwise, if the participant ceases to be an employee, the grantee’s restricted stock will be forfeited.

       With respect to the TSR performance measure, the amount of the award will be determined in early 2013. If the participant has remained employed through the performance period, he or she will receive the number of shares that have been earned with respect to the TSR measure.

  Health and Welfare Programs

The NEOs are eligible to participate in the Company’s health and welfare plans, basic life, supplemental life, long-term disability, and flexible benefits plans as well as the Company’s defined contribution pension and savings plan. NEOs participate in these plans on the same basis as any other salaried employee of the Company. In addition, the NEOs are eligible to participate in the Company’s non-qualified Deferred Compensation Plan. Once the NEO reaches the IRS limit for contributions made to a 401(k) plan, he or she may continue to defer salary and annual incentive amounts (and remain eligible for standard company matching contributions) by directing such funds into the Deferred Compensation Plan. Investment returns on Deferred Compensation Plan balances are derived solely from individual directions made by the participants. Each participant has discretion over the funds in his or her account and can select from a broad group of externally-managed mutual funds. The Company provides neither a subsidy nor a guarantee of investment returns on these funds.

Executive life insurance, a whole life insurance policy with a basic death benefit of approximately three times salary, is also provided to the NEOs.  The Company pays the premium for this benefit.

Perquisites

Frontier’s NEOs have access to certain perquisite benefits as a result of their position at the Company. The Company considers such perquisites as customary for executives at this level, and the perquisites do not typically represent a significant portion of a NEO’s overall compensation. The Company provides these perquisites for reasons of convenience, personal security, competitiveness, business relationships and traditional practice.

Perquisites available to the NEOs include the following:

•	One social club, health club or country club membership

•	Executive life insurance, a whole life policy with premiums paid by the Company and a death benefit of approximately three times base salary

•
Use of Company aircraft for personal travel, provided that the executive must reimburse the Company for jet fuel and landing fees related to the flight (available to Messrs. Jennings and Aron only).  Mr. Aron was the only NEO who had personal use of Company aircraft in 2010.

•
Gross-up for taxes which result from spousal or family travel on Company aircraft if the purpose of the trip is business - limited to $15,000 per year for EVPs and above and $10,000 per year for VPs.  The gross-up for taxes in 2010 did not exceed $6,916 for any officer.

In valuing the perquisites included in the Summary Compensation Table, the Company uses the concept of “aggregate incremental cost” incurred by the Company in providing the perquisites.  The Company also provides relocation benefits (which are generally provided to all salaried employees of the Company), including gross-up for taxes resulting from relocation expenses paid by the Company but considered by the IRS as taxable income to the employee.

Determination of Total Compensation

The Committee is responsible for evaluating the NEOs’ total compensation and performs this role with assistance from the compensation consultant.  The process followed by the Committee in evaluating total compensation is very similar to the process followed in reviewing levels or amounts for each element of compensation (base salaries, annual incentives and long-term incentives).

While the Committee reviews each individual element of our compensation package, as described above, it is also important to consider the competitive level of total compensation.  In order to do so, the Committee considers the compensation consultant’s market analysis, internal position comparisons, individual responsibilities, skills and experience and other such relevant factors that the Committee may wish to consider in its business judgment and discretion.

Individual performance is considered by the Committee in subjectively assessing executive performance and total compensation (particularly, in its review of the CEO’s performance).  However, the individual evaluations are not the primary determinant of the total compensation paid in any given year due to Frontier’s emphasis on performance-based pay and our use of Company-wide performance measures, such as ROCE compared to peer performance.  In terms of individual performance, the Company’s philosophy for hiring and retaining executives at this level is that they should exhibit considerable individual competence and should perform at a high level in their positions.

Analysis of Total Compensation

In the course of analyzing total compensation, the Committee considers the pay mix for each NEO.  For Frontier’s NEOs as a group, base salaries represented 27% of total targeted compensation in 2010, annual incentives represented 25%, and long-term incentive awards represented 48%.

Frontier’s net income generated during 2010 exceeded the maximum target set for 2010 net income with the result that there is a maximum payout under the net income component of the annual incentive plan.  Payout will also be at maximum with respect to the component of the annual incentive plan and the long-term incentive plan that is based on ROCE compared to peer performance.  Performance was at 125% of target for the third measure under the annual incentive plan (the Company’s performance in process safety management).  Performance remains to be determined for the second long-term incentive measure, which involves total shareholder return for the three-year period that runs through December 31, 2012.

In addition to base salaries, annual incentives, long-term incentives and Company contributions to defined contribution pension and savings plans (including the Deferred Compensation Plan), the NEOs are eligible for health and welfare benefits provided to all employees (medical insurance, basic life insurance, supplemental life insurance, long-term disability insurance and flexible benefits plans).  The Company also provides executive whole life insurance to the NEOs.

The material difference in the compensation packages of the NEOs primarily reflects their different positions and tenures within the organization.  The compensation of the CEO is driven by the same competitive and performance-related factors used to develop compensation levels for the other NEOs (and for many other positions within the Company).  The structure of the NEOs’ compensation packages are highly influenced by the Committee’s review of peer group compensation.  The Frontier NEOs have, on average, about 73% of their pay at risk based on Company performance – thus, actual compensation paid is significantly linked to the Company’s operating and financial results.  The total compensation for each of the NEOs is believed to be between the 35th percentile and the median for comparable positions within the peer group, with actual amounts paid being dependent primarily on Company performance.

Supplemental Table -- The following table provides additional analysis of the NEOs’ 2010 compensation:

Executive	2010 Base Salary	% Increase in 2010 Base Salary vs. 2009	2010 Annual Target Incentive Percentage	Increase in 2010 Target % vs. 2009	Percent of Total 2010 Compensation Considered “At Risk” (1)	Approximate Total Compensation Percentile vs. Market

Mr. Jennings, CEO	$775,000	0%	100%	0%	78%	36th
Mr. Aron	$380,000	0%	60%	0%	72%	42nd
Mr. Bechtol	$342,000	0%	50%	0%	66%	51st
Ms. Zupan	$325,000	0%	50%	0%	67%	50th
Mr. Galvin	$305,000	0%	50%	0%	68%	39th

(1)
“At Risk” Compensation represents the sum of annual incentive awards at target level plus the grant date present value of long-term incentive awards at target level divided by the sum of base salary plus annual incentive at target level plus the grant date present value of long-term incentive awards at target level as issued in 2010.

Equity Compensation Administration

The Company and the Committee have designed procedures for the Company’s equity compensation programs (long-term incentives) to be administered directly by the Committee with transparency and fairness.  The Committee retains all authority for granting equity-based compensation and sets exercise prices for all stock options at the closing price of the Company’s common stock on the New York Stock Exchange on the grant date, which is typically the date of the Committee’s February meeting.

2010 Equity Awards

In 2010, the Committee made long-term incentive equity awards in the form of restricted stock and performance stock units to 45 employees.  The restricted stock was awarded to aid in the retention of key employees and to recognize the significant decline in value of long-term incentives to these key employees.  The performance stock units give the employee a right to receive a certain number of shares of the Company’s stock if pre-established performance targets are achieved. For 2010, the performance targets were set as indicated on pages 18 and 19, and shares issuable from these performance stock units will be subject to either delayed vesting provisions (for relative ROCE measures) or a long-term performance period (for the TSR measure).  The grant date for the 2010 performance stock units coincided with the February 23, 2010 Compensation Committee meeting when those awards were approved.  The 2010 awards were granted with dividend rights such that, assuming an award is actually earned during the performance period, the recipient will be entitled to any dividends paid on the underlying share from initial grant date to vesting date.  These dividends will be accumulated by the Company and will be paid when the shares vest.

Stock Ownership Requirements

The Committee has issued minimum stock ownership requirements for the Company’s officers and non-employee directors.  These requirements create additional alignment of interests between management, directors and shareholders through share ownership.  Fifteen employees and six non-employee directors are subject to the shareholding requirements, which are as follows:

Position	Shareholding Requirement
Chief Executive Officer	3x Base Salary
Executive Vice President	2x Base Salary
Vice President (a)	1x Base Salary
Non-employee Director	5 times Annual Cash Retainer

(a)	Vice President of Frontier Oil Corporation or one of its subsidiaries

In addition to shares owned outright, an individual’s unvested restricted stock and restricted stock units qualify as shares owned for purposes of the shareholding requirement.  Performance shares for which performance goals have not been met do not count for this purpose.  Newly-hired or promoted employees and newly-appointed non-employee directors have three years from their hire/promotion date to meet the requirement.  As of December 31, 2010, all employees and directors were either in compliance with the requirement or within their three-year grace period.

The Company has a policy that addresses hedging economic risk of ownership for shares owned by its officers and non-employee directors.  The policy does not permit the officers and non-employee directors to hedge the economic risk of ownership or pledge shares that are owned outright to meet the shareholding requirement.  Committee approval is required for any hedge and/or pledge transactions on shares held in excess of the shareholding requirement.

Management’s Role in Determining Compensation

The Committee establishes compensation for the NEOs using the recommendations of the compensation consultant, which are largely based on peer group and survey compensation data.  The Committee has four scheduled meetings each year in which it addresses executive compensation and related issues.  These meetings are chaired by the Committee Chair, currently Mr. Bech, and attended by the Committee members, the compensation consultant (as needed), Mr. Jennings, and other officers (as needed).  The Committee meets in executive session without management present at the conclusion of every meeting.  Management has no authority to set NEOs’ compensation but does perform administrative work for the Committee in conjunction with Committee meetings.  Management also works with the compensation consultant at the direction of the Committee to develop compensation recommendations for consideration by the Committee. The compensation consultant does no other work for the Company or for management except to provide consulting services related to executive compensation levels and program design.

Severance Benefits

Change In Control Severance Benefit

Each NEO has an Executive Change in Control (“CIC”) Severance Agreement with the Company.  These agreements provide income security following corporate transactions that may result in loss of employment. The Company believes that the Executive CIC Severance Agreements help to align management and shareholder interests in connection with potential CIC transactions.  The current Executive CIC Agreements were effective as of December 30, 2008 and expire December 30, 2011 and will not automatically renew.  The Committee eliminated tax reimbursement payments (known as tax gross-ups) for any new Executive CIC Severance Agreement effective January 1, 2010.

Under the Executive CIC Severance Agreements, no severance benefit accrues to the executive unless a CIC transaction is consummated.  A CIC transaction includes any transaction (merger, consolidation, tender offer or exchange offer) which results in any person or group becoming the beneficial owner of 25% or more of the Company’s voting securities. Other CIC triggers include a change in the majority composition of the Board of Directors, the sale or transfer of substantially all of the assets of the Company, or the liquidation or dissolution of the Company.

Each of the agreements initially has a three-year term.  However, if a CIC occurs during the term, (1) in the case of two covered executives (Messrs. Jennings and Aron) the agreement provides that it shall terminate 60 days after the first anniversary of the CIC date, and subject to their right to extend the term for a period of three years after the CIC, and (2) for the other NEOs, the agreement provides that it will terminate two years after the CIC.

The agreements generally provide that after a CIC and during the remaining term of the agreement the executive shall be entitled to continuation of base pay as in effect before the CIC, an annual bonus opportunity equal to a specified percentage of base salary, continuation of reward opportunities under incentive plans at comparable levels to those in existence before the CIC, and continuation of perquisites.

The level of severance benefits in these agreements was established by the Committee in consultation with the compensation consultant.  The primary factor considered in setting the level of benefit (in particular, the multiple of annual salary) was the competitive practice of similar companies.  We believe, based on input from the Committee’s advisors, that our Executive CIC Severance Agreements contain benefits similar to those in agreements used by our competitors.  We also believe that these agreements serve the important function of aligning management and shareholders in the face of a potential change in control transaction that creates value for shareholders.

CIC severance benefits are generally payable in the event that, during the period that the agreement is in existence after the CIC, (1) the executive is terminated by the Company for a reason other than “Cause” (as defined in the agreement) or disability or (2) the executive terminates for certain specified reasons. “Cause” encompasses certain acts of dishonesty by the executive and the executive’s failure to devote full time efforts to the Company or abide by the confidentiality provisions of the agreement, if such failures result in material injury to the Company.  The specified reasons for which the executive may terminate include significant changes in the executive’s powers and duties, and reductions in the executive’s compensation and benefits.  The benefits are also generally payable in the event of a termination during the six months preceding a CIC for reasons that would have entitled the executive to benefits if the termination had occurred after the CIC while the agreement was in effect.

The agreements for the Company’s two most highly paid officers (Messrs. Jennings and Aron) also include a walk-away provision.  The walk-away provision permits the executive to either (1) leave voluntarily within 60 days after the first anniversary of the CIC event and receive the remainder of his severance pay or (2) elect to extend the agreement to 36 months following a CIC event. The Company provided this benefit because these two officers are positioned to influence consummation of a CIC transaction, and the Company wanted to ensure that the executives would not be compromised by personal concerns regarding future employment in the face of a transaction that creates significant shareholder wealth.

Severance benefits payable to executives under the current Executive CIC Severance agreements are expressed as a multiple of annual base salary.  The severance payments provided under the Executive CIC Severance Agreements are reduced by any base salary and bonus payments paid for the period commencing after the CIC.

In the event of a NEOs’ death during the term of the agreement following a CIC event, the NEOs’ estate will receive a lump sum payment equal to the sum of the NEOs’ annual base salary and target annual incentives award, plus the fair market value of any equity compensation forfeited as a result of the executive’s death. In the event of a NEOs’ disability during this same period, the NEO will receive the full benefit of the agreement for the remainder of its term or through the period of disability, whichever is less.

The following table provides detail on the terms of individual Executive CIC Agreements for the NEOs:

Executive	Term of Agreement Following Change in Control Event (1)	Severance Payment as multiple of Salary	Severance Payment as Multiple of Salary and Target Bonus	Walk-away Provision Following Change in Control

M. Jennings	14 months	6 X	3 X	Yes
D. Aron	14 months	6 X	3.75 X	Yes
C. Bechtol	24 months	4 X	2 X	No
N. Zupan	24 months	4 X	2 X	No
J. Galvin	24 months	4 X	2 X	No

(1)
The Executive CIC Severance Agreements for Messrs. Jennings and Aron have stated terms of 14 months, and during the 60 days after the first anniversary of the CIC event, the executive can leave voluntarily and receive the remainder of his severance pay or elect to extend the term of the agreement to 36 months following a CIC event.

The maximum cash payments payable by the Company to the NEOs under the Executive CIC Severance Agreements, assuming a CIC was consummated and the executive was terminated effective December 31, 2010, are summarized below.  As noted, in scenarios where a CIC occurred but the executive was not terminated on the CIC date, benefits payable to the executive would be reduced by base salary and bonuses paid for employment after the CIC.  The total pro forma CIC payments shown below represent approximately 1.6% of the Company’s December 31, 2010 market capitalization.

Named Executive Officer	Cash Payment	Gross-Up for 280G Excise Taxes (1)	Total Cash Cost to Company	Value of Accelerated Vesting of Equity Awards (2)(3)	Total CIC Payments

M. Jennings	$4,650,000	$3,526,704	$8,176,704	$6,385,024	$14,561,728
D. Aron	$2,280,000	$1,440,911	$3,720,911	$2,518,109	$6,239,020
C. Bechtol	$1,368,000	$0	$1,368,000	$2,083,413	$3,451,413
N. Zupan	$1,300,000	$0	$1,300,000	$2,208,965	$3,508,965
J. Galvin	$1,220,000	$0	$1,220,000	$1,941,708	$3,161,708
Total	$10,818,000	$4,967,615	$15,785,615	$15,137,219	$30,922,834

(1)
Under the IRS Sections 280G/4999, if the present value of a CIC payment to an executive exceeds three times his/her average taxable compensation over the five most recent calendar years preceding the CIC, the executive is required to pay a 20% excise tax on the excess payment.  The Company will reimburse any of the above NEOs for the 280G excise tax imposed as a result of a CIC. The tax is calculated using Internal Revenue Service Revenue Procedure 2003-68.  This represents the sum of the discounted present value of the restricted stock options and 1% times the number of full months between the CIC date and the vesting date of the restricted stock / options.

(2)	Represents restricted stock and performance awards, deemed to be earned at maximum, that would vest upon a CIC.

(3)	Dollar amounts shown are calculated using the Company’s closing stock price on December 31, 2010 of $18.01 per share.

Executive Severance Benefit

Each of the NEOs are also covered under a separate agreement that operates following employment termination unrelated to a CIC. Executive Severance Agreements were provided to the NEOs (and to other Company officers) in order to standardize termination benefits and provide a reasonable severance arrangement.

These Executive Severance Agreements provide for continuation of base salary for a period of time (12 months for Vice Presidents and 18 months for Executive Vice Presidents and higher), payment of a pro-rated annual incentive amount during the year of termination, Company payment of COBRA health care premiums, outplacement assistance, vesting of all equity-based compensation awards held by the executive, and pro rata payment of performance awards.  The estimated cash costs incurred under these agreements if the Company were to terminate each of the NEOs as of December 31, 2010 are as follows:

Executive	Base Salary & Annual Incentive(1)	COBRA Premiums & Outplacement(2)	Total Cash Cost To Company	Value of Accelerated Vesting of Equity Awards(3)(4)	Total Severance Payments

M. Jennings	$1,937,500	$37,350	$1,974,850	$3,163,693	$5,138,543
D. Aron	$798,000	$38,445	$836,445	$1,309,885	$2,146,330
C. Bechtol	$513,000	$31,762	$544,762	$1,175,730	$1,720,492
N. Zupan	$487,500	$38,445	$525,945	$1,362,372	$1,888,317
J. Galvin	$457,500	$29,734	$487,234	$1,095,114	$1,582,348

(1)	Assumes executive is entitled to full year incentive payment at target level. The annual incentive bonus is paid on a pro-rated basis only if annual performance targets are met.

(2)       Outplacement assistance of up to $15,000 is provided under the agreement.

(3)	Represents restricted stock that would vest upon termination. Performance awards that are earned after termination would be payable on a pro-rata basis and are not included.

(4)	Dollar amounts shown are calculated using the Company’s closing stock price on December 31, 2010 of $18.01 per share.

Merger Agreement with Holly Corporation

On February 21, 2011, the Company entered into an Agreement and Plan of Merger with Holly Corporation (“Holly”) and North Acquisition, Inc., a wholly owned subsidiary of Holly (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Holly (the “Merger”). In the Merger, each issued and outstanding share of the Company’s common stock will be converted into the right to receive 0.4811 shares of Holly’s common stock.

Consummation of the Merger will constitute a change in control under each of the Company’s equity awards granted under the OICP prior to February 21, 2011 and will cause the vesting of all equity awards granted under the OICP prior to February 21, 2011 to be accelerated.  However, in connection with entering into the Agreement and Plan of Merger, Messrs. Jennings and Aron entered into Retention and Assumption Agreements, whereby each agreed to waive, upon the closing of the Merger, rights to accelerated vesting of restricted stock where such acceleration is based solely on one or more of the following:

●	the closing of the Merger (which would otherwise trigger full vesting on account of a change in control);

●	voluntary termination on account of the relocation of the Company’s headquarters to Dallas, Texas (which would otherwise have triggered full vesting); and

●	voluntary termination during the 60 days following the one year anniversary of the Merger’s closing (which would otherwise have triggered full vesting).

In addition, consummation of the Merger will constitute a change in control under the CIC Severance Agreements and result in the payments described above under “Change in Control Severance Benefit” if employment of a NEO is terminated by the Company other than for cause or by the NEO for good reason.  However, Messrs. Jennings and Aron agreed in their Retention and Assumption Agreements to waive, upon the closing of the Merger, their rights to terminate employment with severance benefits based solely upon the relocation of the Company’s headquarters to Dallas, Texas.  In addition, Mr. Jennings agreed to waive, upon the closing of the Merger, his right to terminate employment voluntarily with severance benefits during the 60-day period following the first anniversary of the Merger, in return for which the Company and Holly agreed that Mr. Jennings’ right to severance, if triggered for other reasons, would be calculated without a currently applicable offset for prior compensation.  Pursuant to an election currently available to him, Mr. Jennings agreed to extend, upon the closing of the Merger, the term of his CIC Severance Agreement to three years following the Merger.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has submitted the following report for inclusion in the Proxy Statement.

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in the Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement.

Members of the Compensation Committee:

Douglas Y. Bech, Chairman
Paul B. Loyd, Jr.
Michael E. Rose

February 22, 2011

REQUIRED COMPENSATION TABLES

Summary Compensation Table

The following table sets forth the aggregate compensation earned by the Company’s NEOs during 2010.  For a narrative description of items contained in this Summary Compensation Table, please see sections titled “Compensation Program Components,” “Determination of Total Compensation” and “Analysis of Total Compensation” under the CD&A. These references and the footnotes below the table provide a more complete understanding of the information presented in this table.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total

Michael C. Jennings Chairman, President & CEO	2010 2009 2008	$775,000 $775,000 $450,000	$2,180,393 $2,072,523 $1,528,739	$1,404,688 $1,501,563 $165,816	$72,324 $64,226 $0	$291,798 $137,303 $93,548	$4,724,203 $4,550,615 $2,238,103
Doug S. Aron EVP & CFO	2010 2009 2008	$380,000 $380,000 $205,000	$819,299 $930,494 $453,116	$418,250 $441,750 $0	$17,567 $6,587 $0	$97,758 $60,223 $43,586	$1,732,874 $1,819,054 $701,703
J. Currie Bechtol VP/General Counsel	2010 2009 2008	$342,000 $342,000 $330,000	$528,580 $869,181 $871,221	$314,938 $331,313 $0	$40,964 $79,845 $0	$108,390 $69,777 $77,018	$1,334,872 $1,692,116 $1,278,239
Nancy J. Zupan VP/Chief Accounting Officer	2010 2009 2008	$325,000 $325,000 $295,000	$528,580 $1,095,356 $622,139	$299,531 $314,844 $0	$17,982 $28,844 $0	$90,367 $51,409 $60,850	$1,261,460 $1,815,453 $977, 989
Jon D. Galvin Vice President	2010 2009 2008	$305,000 $305,000 $295,000	$528,580 $794,636 $684,362	$281,406 $295,469 $0	$45,727 $101,097 $0	$78,055 $49,362 $55,011	$1,238,768 $1,545,564 $1,034,373
James R. Gibbs Chairman, retired(6)	2010 2009 2008	$713,008 $975,000 $975,000	$0 $1,780,978 $5,072,406	$0 $1,889,063 $0	$142,596 $240,492 $0	$270,424 $159,051 $156,001	$1,126,028 $5,044,584 $6,203,407

(1)	Salary amounts shown are the actual amounts paid before withholding for taxes, employee contributions to savings, pension and deferred compensation plans or other payroll deductions.

(2)
The grant date fair value is computed in accordance with FASB ASC 718.  Equity awards subject to a performance condition are valued at the actual/expected outcome of the performance condition.  Please see Note 10 to the Notes to Consolidated Financial Statements included in the Company’s 2010 Annual Report filed on Form 10-K for additional disclosure about the Company’s equity-based compensation program including valuation assumptions.

(3)
The dollar amounts shown for Non-Equity Incentive Plan Compensation represent cash payments the Company made to each of these executives during the first quarter following the performance year under the Company’s annual incentive program.  For 2010 and 2009, all annual incentives earned are payable in cash.  Participants in 2008 received a minimum of 30% of the bonus in restricted stock (and the remainder in cash).  In 2009, the NEOs made the following voluntary elections to convert 2008 bonus payments to restricted stock (the election percentage refers to the amount of the total bonus that was elected to be converted to restricted stock): Mr. Jennings (0%), Mr. Aron (70%), Mr. Bechtol (70%), Ms. Zupan (70%), Mr. Galvin (70%) and Mr. Gibbs (70%).  The amount of restricted stock received by the NEOs for these voluntary conversions was increased by 50% as compensation for illiquidity and as incentive to own the Company’s stock.

(4)
Amounts shown for Change in Pension Value and Nonqualified Deferred Compensation Earnings reflect executives’ “excess earnings” on Deferred Compensation Plan balances. Disclosure of such “excess earnings” is required, and this value is calculated as the amount by which actual earnings exceed pro forma earnings based on 120% of the applicable federal long-term rate (4.94%).  The Company did not subsidize or otherwise guarantee any executive’s Deferred Compensation Plan earnings. Amounts earned on the executives’ deferred compensation balances reflect gains or losses attributable to the executive’s investment directions. Additional detail on investment alternatives available within the Company’s Deferred Compensation Plan appears on page 31.

(5)    Details of All Other Compensation are provided in the following table:

Name	Year	Company Contributions to 4401(k) and Deferred Compensation Plans	Life Insurance Premiums	Club Dues	Tax Gross-Up For Aircraft Use	Total All Other Compensation

M. Jennings	2010 2009 2008	$273,188 $124,752 $73,227	$6,336 $6,336 $6,093	$5,358 $4,422 $12,603	$6,916 $1,793 $1,625	$291,798 $137,303 $93,548
D. Aron	2010 2009 2008	$81,705 $45,100 $24,600	$3,024 $3,024 $2,908	$13,029 $11,103 $15,362	$0 $996 $716	$97,758 $60,223 $43,586
C. Bechtol	2010 2009 2008	$81,398 $41,040 $50,400	$19,361 $19,361 $18,616	$7,631 $9,217 $7,809	$0 $159 $193	$108,390 $69,777 $77,018
N. Zupan	2010 2009 2008	$77,381 $38,263 $48,545	$6,620 $6,556 $6,365	$6,366 $6,590 $5,940	$0 $0 $0	$90,367 $51,409 $60,850
J. Galvin	2010 2009 2008	$65,053 $36,050 $41,498	$6,172 $6,172 $5,935	$6,830 $7,140 $7,578	$0 $0 $0	$78,055 $49,362 $55,011
J. Gibbs	2010 2009 2008	$255,938 $117,000 $117,000	$10,508 $31,525 $31,525	$3,978 $9,601 $7,353	$0 $925 $123	$270,424 $159,051 $156,001

(6)	Mr. Gibbs retired as executive Chairman on April 30, 2010.

Grants of Plan-Based Awards

The following table sets forth information concerning grants made to the Company’s NEOs in 2010.  For a narrative description of items contained in the Grants of Plan-Based Awards Table, please see “Compensation Program Components” under the CD&A.  This reference plus the following footnotes provide a more complete understanding of the information presented in the table.

			Estimated Possible Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Date of Committee Authorization (1)	Threshold ($) (2)	Target ($) (2)	Maximum ($) (2)	Threshold (#) (3)	Target (#) (3)	Maximum (#) (3)	All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	Grant Date Fair Value of Stock Awards ($) (5)

M. Jennings	2/23/10	2/23/10	$387,500	$775,000	$1,550,000	74,250	99,000	123,750	66,000	$2,180,393
D. Aron	2/23/10	2/23/10	$114,000	$228,000	$456,000	27,900	37,200	46,500	24,800	$819,299
C. Bechtol	2/23/10	2/23/10	$85,500	$171,000	$342,000	18,000	24,000	30,000	16,000	$528,580
N. Zupan	2/23/10	2/23/10	$81,250	$162,500	$325,000	18,000	24,000	30,000	16,000	$528,580
J. Galvin	2/23/10	2/23/10	$76,250	$152,500	$305,000	18,000	24,000	30,000	16,000	$528,580
J. Gibbs	-	-	-	-	-	-	-	-	-	-

(1)	Stock awards issued on February 23, 2010 were authorized by the Committee on that date.

(2)
Amounts in these columns reflect 2010 awards under the Company’s annual incentive program.  Actual payout under this plan was determined based on the Company’s performance against previously-established performance measures (Company net income, return on capital employed compared to the refining peer group average and process safety achievement).

(3)
The share amounts shown in these columns reflect 2010 performance stock awards under the long-term incentive plan.  Actual payout under this plan is based on the Company’s performance against previously established performance measures (return on capital employed compared to the refining peer group average and three-year shareholder return vs. the refinery peer group).

(4)
Amounts shown in this column represent restricted stock awards made February 23, 2010 as a component of the NEOs’ 2010 long-term incentive.  The restricted stock vested 25% on March 13, 2011, and will vest 25% on March 13, 2012 and 50% on March 13, 2013.

(5)	The grant date fair value is computed in accordance with FASB ASC 718. Equity awards subject to performance condition are valued at the actual/expected outcome of the performance condition.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects all outstanding equity awards held by the Company’s NEOs as of December 31, 2010:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Un-exercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (1)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)(4)

M. Jennings	33,294	0	0	$29.3850	4/26/2011	174,046	$3,163,693	177,979	$3,221,331
D. Aron	9,866	0	0	$29.3850	4/26/2011	72,045	$1,309,855	66,772	$1,208,255
C. Bechtol	19,730	0	0	$29.3850	4/26/2011	64,543	$1,175,730	50,031	$907,682
N. Zupan	14,798	0	0	$29.3850	4/26/2011	74,794	$1,362,372	46,714	$846,593
J. Galvin	14,798	0	0	$29.3850	4/26/2011	60,136	$1,095,114	46,714	$846,593
J. Gibbs	147,976	0	0	$29.3850	4/26/2011	0	$0	0	$0

(1)	Amounts shown in these columns relate to stock options that were issued by the Company and were still outstanding as of December 31, 2010.

(2)	These amounts relate to restricted stock and restricted stock units which have been issued and are not yet vested. The following table indicates vesting of these awards by date and by individual:

Name	Vested on 3/13/11	Vest on 6/30/11	Vest on 3/13/12	Vest on 6/30/12	Vest on 3/13/13	Total Unvested at 12/31/10

M. Jennings	37,350	33,656	42,336	27,704	33,000	174,046
D. Aron	15,702	12,811	20,010	11,122	12,400	72,045
C. Bechtol	15,892	11,798	20,763	8,090	8,000	64,543
N. Zupan	19,570	10,063	29,679	7,482	8,000	74,794
J. Galvin	15,412	10,063	19,179	7,482	8,000	60,136

(3)	Dollar values shown are calculated using the Company’s closing stock price on December 31, 2010 of $18.01 per share and includes the amount of unpaid dividends accrued through December 31, 2010.

(4)
Dollar values and numbers of shares indicate the actual shares payable in relation to the stock performance unit granted during 2008 and the maximum shares payable in relation to performance stock units granted during 2009 and 2010.  The 2008 performance measure for the three-year shareholder return versus the refining peer group terminated December 31, 2010, with actual performance of 0.93x versus a target of 1.05x, yielding a payout of 88.7%.  The Committee certified these results in February 2011 and stock was distributed.  Following certification of performance attainment by the Committee, the Company will issue restricted stock for the 2010 awards at maximum for return on capital employed compared to the refining peer group which comprises one-half of the units granted.  Of the restricted stock issued for this performance measure, vesting will occur 1/3rd June 30, 2011, 1/3rd June 30, 2012 and 1/3rd June 30, 2013.  The other performance measure (three-year total shareholder return versus the refining peer group) will be assessed at the end of its performance period, which terminates December 31, 2011, for performance units granted in 2009 and December 31, 2012 for performance units granted in 2010.

Option Exercises and Stock Vested During 2010

The following table reflects the stock options exercised and shares vested during 2010 for the NEOs:

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)(1)	Value Realized On Exercise ($)(2)	Number of Shares Acquired On Vesting (#)(1)	Value Realized On Vesting ($)(3)

M. Jennings	–	$0	84,998	$1,175,308
D. Aron	–	$0	30,920	$427,821
C. Bechtol	–	$0	36,372	$503,122
N. Zupan	–	$0	38,818	$540,302
J. Galvin	–	$0	30,143	$418,634
J. Gibbs	–	$0	93,665	$1,367,158

(1)
Amounts reflect the gross number of stock option shares exercised or restricted stock vested, not reduced by the number of any shares tendered to the Company in return for payment of withholding tax or exercise price on behalf of the NEO.

(2)
Value Realized on Exercise reflects the value received by the executive net of the exercise price paid by the executive to the Company.  If the executive sold the shares on the day of exercise, the values presented are actual amounts received through the sale.  Otherwise, the values reflect the closing price of the Company’s stock on the date of exercise.

(3)
Dollar amounts shown in this column represent the value of Stock Awards that vested during the year; these are calculated using the closing price of the Company’s stock on the vesting date and includes the amount of dividends paid on the stock awards that vested during the year.

Pension Benefits

The Company does not sponsor a defined benefit pension plan that provides benefits to any of the NEOs.

The Company provides NEOs (and all salaried employees) with two forms of retirement benefit.  First, the Company makes quarterly matching contributions to employee 401(k) accounts up to 6% of the individual employee’s annual salary and cash incentive compensation. Second, the Company makes discretionary quarterly contributions to pension accounts -- the Company’s 2010 pension contribution up to 6% of each participating employee’s salary and cash incentive compensation.  For each of the NEOs in 2010, Company contributions in excess of the IRS’s 401(k) limits were made to the Deferred Compensation Plan described below.

Non-Qualified Deferred Compensation

The following table reflects contributions to, and year-end balances of, the Company’s Deferred Compensation Plan for the NEOs in 2010:

Name	Executive Contributions 2010 ($)	Company Contributions 2010 ($)(1)	Aggregate Earnings 2010 ($)	Aggregate Withdrawals/ Distributions 2010 ($)	Aggregate Balance at December 31, 2010 ($)

M. Jennings	$124,969	$246,992	$100,842	$0	$864,115
D. Aron	$17,400	$55,509	$22,339	$0	$155,402
C. Bechtol	$37,279	$55,202	$60,390	$0	$499,865
N. Zupan	$33,816	$51,185	$28,373	$0	$281,207
J. Galvin	$14,025	$38,857	$67,533	$0	$535,397
J. Gibbs	$155,494	$229,742	$204,810	$1,656,803	$0

(1)	All amounts reported in this column were included in the Summary Compensation as annual compensation for the NEOs.

The Frontier Deferred Compensation Plan is a non-qualified plan (i.e., not qualified under Section 401 of the Internal Revenue Code).  This plan provides eligible employees and non-employee directors with the potential to defer salary and cash incentive compensation. It also functions as a spill-over plan allowing key employees to defer tax on income in excess of IRS limits on 401(k) contributions. Federal and state income taxes are generally not payable on income deferred into this plan until the subject cash is withdrawn from the plan.  Employer contributions to this plan are considered FICA wages and payroll taxes are collected accordingly. Eligibility in the plan is determined by the Committee and generally includes the officers of the Company and its subsidiaries as well as the independent directors.

Eligible executives may make salary deferral contributions between 1% and 50% of annual salary and may also defer up to 100% of annual incentive awards. Executives contributing to the Deferred Compensation Plan are eligible to receive a quarterly matching contribution up to 6% of their elective deferral once their eligible compensation exceeds the IRS 401(k) contribution limits.  In addition, the executives are eligible for a quarterly pension contribution from the Company of up to 6% of their eligible compensation (that amount in excess of IRS 401(k) compensation limits).  In order to receive the Company match and/or pension contribution, eligible executives must be employed by Frontier on the last day of the calendar quarter.

Participating executives and directors have full discretion over how their contributions are invested within the Deferred Compensation Plan.  The Company does not provide a subsidized return on any funds invested in this plan nor does the Company guarantee the executives’ investment returns on these funds. Fidelity Investments is the independent Plan Trustee and Investment Manager.  As of December 31, 2010, participants had the ability to direct contributions into all mutual funds within the Fidelity family of funds, and approximately 44 of the mutual funds were utilized. The Deferred Compensation Plan is structured as a Rabbi Trust.

Compensation Risk Management Policies and Practices

The compensation policies and practices of the Company are applicable to all employees and administered by the Committee with the objective of providing transparency and fairness.  Compensation consists of a base salary or hourly rate and, depending upon employment level, an opportunity for annual incentives and long-term incentives.  No employee is compensated in any other form or allowed to earn compensation outside these programs.  Company-wide objectives are used to establish the performance measures used in both the annual and long-term incentives.  The 2010 performance measures are net income versus target, ROCE versus peers, actual process safety incident rates and three-year TSR versus peers.  Annual performance measures used at each refinery location also address refinery reliability versus top quartile industry performance and fixed operating costs versus the plan.  Refer to the discussion of performance measure used in both annual and long-term incentives in the compensation discussion and analysis.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth securities authorized for issuance under the Company’s equity compensation plan as of December 31, 2010:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)(a)	Weighted-average exercise price of outstanding options, warrants and rights ($)(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)(c)
Equity compensation plan approved by security holders - OICP	434,793	$29.385	7,467,488
Equity compensation plans not approved by security holders	---	---	---
Total	434,793	$29.385	7,467,488

PROPOSAL 3:
ADVISORY VOTE ON THE COMPANY’S 2010 EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is seeking a non-binding advisory vote from our shareholders to approve the compensation of the Company’s NEOs in 2010, as disclosed in this Proxy Statement pursuant to SEC rules.

The Company has established comprehensive compensation programs for our executive officers, including our NEOs. This Proxy Statement discloses all material information regarding compensation of the Company’s NEOs as required by SEC rules.

The Company’s Board of Directors, the Compensation Committee and the Company’s compensation consultant, when appropriate, monitor executive compensation programs and adopt changes to reflect the competitive market in which the Company competes for talent, as well as general economic, regulatory and legislative developments affecting executive compensation.

The Compensation Committee will continue to emphasize compensation arrangements that align the financial interests of our executives with the interests of shareholders and require executives to retain ownership of a portion of the Company’s Common Stock they receive as compensation.  Please refer to the section entitled “Executive Compensation” of this proxy statement for a detailed discussion of the Company’s executive compensation practices and philosophy.

We believe that our Compensation Committee has developed NEO compensation that is incentivizing outstanding performances and achievements in light of the current economic conditions of our industry and the economy as a whole.

You have the opportunity to vote for, against or abstain from voting on approval of the compensation awarded to the Company’s NEOs for fiscal year 2010.  The affirmative vote of holders of a majority of the shares of Common Stock voted at the Annual Meeting is required to approve, on an advisory basis, the Company’s 2010 executive compensation.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE FOLLOWING RESOLUTION:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s executives named in the Summary Compensation Table, as disclosed in the Company’s 2011 Proxy Statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other executive compensation disclosures.

PROPOSAL 4:
ADVISORY VOTE ON THE FREQUENCY OF THE SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is seeking a non-binding advisory vote from our shareholders to determine the frequency with which the Company’s shareholders will vote to approve the compensation awarded to the Company’s NEOs.  Shareholders may determine that such a vote to approve the compensation awarded to the Company’s NEOs be held every one year, two years or three years.

As described elsewhere in this Proxy Statement, the Compensation Committee, and the Company’s compensation consultant, when appropriate, monitor executive compensation programs and adopt changes to reflect the competitive market in which the Company competes for talent, as well as general economic, regulatory and legislative developments affecting executive compensation.  Although the Company continuously monitors trends in and regulations regarding executive compensation and actively modifies the Company’s executive compensation program and structure to react to these changes, the Board recommends that shareholders vote to approve the compensation awarded to the Company’s NEOs every year as a matter of prudent corporate governance.

You have the opportunity to vote for every one year, for every two years, for every three years or abstain from voting on the frequency of the shareholder vote on executive compensation.  The frequency that receives the highest number of votes will be deemed to be the choice of the shareholders.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR EVERY ONE YEAR” IN RESPECT OF THE FREQUENCY OF THE SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION.

OTHER BUSINESS

The Board of Directors of the Company knows of no matters expected to be presented at the 2011 Annual Shareholders Meeting other than those described above; however, if other matters are properly presented to the meeting for action, it is intended that the persons named in the accompanying form of proxy, and acting thereunder, will vote in accordance with their best judgment on such matters.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Although the Company does not have any formal written policy for the review of related party transactions, the Nominating & Corporate Governance Committee and the Audit Committee generally review and approve all transactions or series of related financial transactions, arrangements or relationships between the Company and any related party, including those that involve an amount that exceeds $120,000.  In evaluating related party transactions, the committees consider whether the applicable transactions are being negotiated on an arms’ length basis, whether the terms of the transaction are fair and reasonable to the Company, and whether the terms of the transaction with the related person are no less favorable to the Company than could reasonably be negotiated with a non-related third party.  The Company reviews both its own financial records and the answers provided by its officers and directors on their annual officer and director questionnaires to gather information concerning related party transactions that may require disclosure in the proxy statement, specifically including any that exceed $120,000.  There were no transactions with related persons during 2010 in excess of $120,000 that require disclosure.

COMMITTEE CHARTERS, CODE OF BUSINESS CONDUCT AND ETHICS AND CORPORATE GOVERNANCE GUIDELINES

The Company has adopted a Code of Business Conduct and Ethics and Corporate Governance Guidelines.  A copy of the Code of Business Conduct and Ethics, the Corporate Governance Guidelines and the charters of the Audit Committee, Nominating & Corporate Governance Committee, and Compensation Committee of the Company’s Board of Directors, all of which have been adopted by the Company’s Board of Directors, can be found in the investor relations section of our website at www.frontieroil.com.  In addition, each of these items is available in print from the Company to any shareholder.  Requests for printed copies should be sent to the Company at the following address:  Investor Relations Department, Frontier Oil Corporation, 10000 Memorial Drive, Suite 600, Houston, Texas 77024-3411.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are Messrs. Bech, Loyd and Rose.  No member of the Compensation Committee of the Board of Directors of the Company was, during 2010, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure by the Company.

During 2010, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and certain officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock of the Company. Officers, directors and greater than 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the Company’s copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with except for a late Form 3 filing by Mr. Kostelnik in December 2010 in connection with his appointment to the Board of Directors in November 2010.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be included in the Proxy Statement relating to the Company’s 2012 Annual Meeting of Shareholders (the “2012 Annual Meeting”) pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) must be received by the Company no later than November 21, 2011 and must otherwise comply with the requirements of Rule 14a-8.

Proposals of shareholders submitted for consideration at the Company’s 2012 Annual Meeting (outside of the Rule 14a-8 process), in accordance with the Company’s bylaws, must be received by the Company by the later of 60 days before the 2012 Annual Meeting or 10 days after notice of such meeting is first published.  If such timely notice of a proposal is not given, the proposal may not be brought before the 2012 Annual Meeting.

BOARD COMMUNICATIONS

In order to provide the Company’s shareholders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted the following procedures for communications to directors:

Any communications by interested parties to directors of the Company should be mailed to the following address: Investor Relations Department, Frontier Oil Corporation, 10000 Memorial Drive, Suite 600, Houston, Texas 77024-3411.  All such communications will be reviewed initially by the Company’s Investor Relations Department.  The Investor Relations Department will relay all such communications to the appropriate director or directors, unless the Investor Relations Department determines that the communication:  does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees; relates to routine or insignificant matters that do not warrant the attention of the Board of Directors; is an advertisement or other commercial solicitation or communication; is frivolous or offensive; or is otherwise not appropriate for delivery to directors.  The Company’s Investor Relations Department will retain copies of all communications received pursuant to these procedures for a period of at least one year.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate.  Any such response will be made through the Company’s Investor Relations Department and only in accordance with the Company’s policies and procedures and applicable law and regulations relating to the disclosure of information.

MISCELLANEOUS

All information contained in this Proxy Statement relating to the occupations, affiliations and securities holdings of directors and officers of the Company and their relationship and transactions with the Company is based upon information received from directors and officers.  All information relating to any beneficial owner of more than 5% of the Company’s common stock is based upon information contained in reports filed by such owner with the SEC.

By Order of the Board of Directors,

J. CURRIE BECHTOL
Vice President-General Counsel & Secretary

March 21, 2011
Houston, Texas

PROXY CARD SAMPLE

FRONTIER OIL CORPORATION

Shareowner Services℠
P.O. Box 64945
St. Paul, MN 55164-0945

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends the following votes: Items 1, 2 and 3 — FOR; Item 4 — 3 years.

1. Election of directors: 01 Douglas Y. Bech, 02 Michael C. Jennings, 03 Robert J. Kostelnik, 04 James H. Lee, 05 Paul B. Loyd, Jr., 06 Franklin Myers, 07 Michael E. Rose

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

3. To vote, on an advisory basis, on the compensation of the Company's NEOs for fiscal year 2010. ☐ For ☐ Against ☐ Abstain

4. To vote, on an advisory basis, on the frequency of the shareholder vote on executive compensation. ☐ 1 Year ☐ 2 Years ☐ 3 Years ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS FOLLOWS: ITEMS 1, 2 AND 3 — FOR, ITEM 4 — 1 YEAR.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

FRONTIER OIL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, April 27, 2011
9:00 a.m. (Houston time)

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002

FRONTIER OIL CORPORATION

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 27, 2011.

If no choice is specified, the proxy will be voted as follows: Items 1, 2 and 3 — FOR; Item 4 — 1 year.

By signing the proxy, you revoke all prior proxies and appoint Doug S. Aron and J. Currie Bechtol, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

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